UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

___________________________________________

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Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
PHREESIA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Phreesia, Inc.
1521 Concord Pike, Suite 301, PMB 221
Wilmington, DE 19803

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 24, 2026

Dear Phreesia Stockholder:
We are pleased to invite you to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Phreesia, Inc. (“Phreesia”) to be held on June 24, 2026 at 9:00 a.m. Eastern Time, virtually, via a live audio webcast on the Internet at www.virtualshareholdermeeting.com/PHR2026. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/PHR2026, where you will be able to vote electronically and submit questions. You will not be able to attend the Annual Meeting in person. You will need the 16-digit control number on your proxy card to attend the Annual Meeting.
We are holding the Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:
1.    To elect the two Class I directors named in Proposal One to serve until the 2029 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;
2.    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027;
3.    To approve, on a non-binding, advisory basis, the compensation of our named executive officers ("NEOs"), as disclosed in this proxy statement; and
4.     To transact any other business that properly comes before the Annual Meeting (including any adjournments, continuations and postponements thereof).
Our board of directors recommends that you vote “FOR” the director nominees named in Proposal One, “FOR” the ratification of the appointment of KPMG LLP as our independent public accounting firm as described in Proposal Two, and “FOR” the approval, on a non-binding, advisory basis, of the compensation of our NEOs as described in Proposal Three.
We have elected to provide internet access to our Annual Meeting materials, which include the proxy statement for our Annual Meeting (the “Proxy Statement”) accompanying this notice, in lieu of mailing printed copies.
On or about May 14, 2026, we mailed our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2026 filed with the Securities and Exchange Commission (the "SEC") on March 31, 2026 (the “2026 Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This Proxy Statement and our 2026 Annual Report can be accessed directly at the

Internet address www.proxyvote.com using the control number located on the Notice, on your proxy card or in the instructions that accompanied your proxy materials.
Only stockholders of record at the close of business on May 1, 2026 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement.
Your vote is important. Whether or not you plan to attend the Annual Meeting online, please ensure that your shares are voted at the Annual Meeting by signing and returning a proxy card or by using our Internet or telephonic voting system. If you attend the Annual Meeting online, you may vote during the meeting even if you have previously returned a proxy.
Thank you for your ongoing support of and continued interest in Phreesia.
Sincerely,
Chaim Indig
Chief Executive Officer

Phreesia, Inc.
1521 Concord Pike, Suite 301, PMB 221
Wilmington, DE 19803

PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 24, 2026

PROCEDURAL MATTERS

Our board of directors (the “Board”) solicits your proxy on our behalf for the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment, continuation or postponement of the Annual Meeting for the purposes set forth in this proxy statement for our Annual Meeting (this “Proxy Statement”) and the accompanying notice of Annual Meeting. The Annual Meeting will be held on June 24, 2026 at 9:00 a.m. Eastern Time, virtually, via a live audio webcast on the Internet at www.virtualshareholdermeeting.com/PHR2026. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/PHR2026, where you will be able to vote electronically and submit questions. You will not be able to attend the Annual Meeting in person. You will need the 16-digit control number on your proxy card to attend the Annual Meeting.

We are making this Proxy Statement and our 2026 Annual Report on Form 10-K for the fiscal year ended January 31, 2026 filed with the Securities and Exchange Commission (the "SEC") on March 31, 2026 (the "2026 Annual Report") available to stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about May 14, 2026, we mailed our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2026 Annual Report. If you held shares of our common stock on May 1, 2026, you are invited to attend the meeting at www.virtualshareholdermeeting.com/PHR2026 and vote on the proposals described in this Proxy Statement.

In this Proxy Statement, the terms “Phreesia,” “the Company,” “we,” “us” and “our” refer to Phreesia, Inc. Phreesia, Inc. is a fully remote company and no longer maintains its principal executive office. Our mailing address is Phreesia, Inc., 1521 Concord Pike, Suite 301, PMB 221, Wilmington, DE 19803.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON JUNE 24, 2026.

This Proxy Statement and the 2026 Annual Report are available online at www.proxyvote.com.

PROXY AND VOTING INFORMATION

What matters are being voted on at the Annual Meeting?
You will be voting on:
•The election of Chaim Indig and Jon Kessler as Class I directors to serve until the 2029 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal;
•A proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2027;
•A proposal to approve, on a non-binding, advisory basis, the compensation of our named executive officers ("NEOs"), as disclosed in this Proxy Statement; and
•Any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

How does the Board recommend I vote on these proposals?
Our Board recommends a vote:

•“FOR” the election of each of Chaim Indig and Jon Kessler as Class I directors;
•“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2027; and
•“FOR” the approval, on a non-binding, advisory basis, of the compensation of our NEOs, as disclosed in this Proxy Statement.

2

Who is entitled to vote?
Holders of our common stock as of the close of business on May 1, 2026, the record date for the Annual Meeting (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, there were 61,774,290 shares of our common stock outstanding. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of common stock is entitled to one vote on each proposal.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this Proxy Statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in "street name," and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker's procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this Proxy Statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

What do I need to be able to attend the Annual Meeting online?	We will be hosting our Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/PHR2026. The webcast will start at 9:00 a.m. Eastern Time on June 24, 2026. Stockholders may vote and ask questions while attending the Annual Meeting online. In order to be able to attend the Annual Meeting, you will need the 16-digit control number, which is located on your Notice or proxy card (if you received a printed copy of the proxy materials). Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com. Our virtual Annual Meeting will be governed by our Rules of Conduct, which will be available on the virtual meeting platform in advance of the Annual Meeting. The Rules of Conduct will address the ability of stockholders to ask questions during the meeting, including rules on permissible topics and rules for how questions and comments will be recognized and disclosed to meeting participants.

What is the required vote for approval of each proposal?	Proposal One: The election of directors requires a plurality of the votes properly cast to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” such nominees are elected as directors. You may vote "FOR" or "WITHHOLD" on each of the nominees for election as director. Shares voting "withheld" and broker non-votes will have no effect on the election of the director nominees.

Proposal Two: The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2027 requires the affirmative vote of a majority of the votes properly cast on this proposal. Abstentions and broker non-votes, if any, will have no effect on the ratification of KPMG LLP.

Proposal Three: The approval of the compensation of our NEOs requires the affirmative vote of a majority of the votes properly cast on the proposal. Because this proposal is a non-binding, advisory vote, the result will not be binding on our Board, our compensation committee, or us. However, our Board and our compensation committee will consider the outcome of the vote when determining the compensation of our NEOs. Abstentions and broker non-votes will have no effect on the approval of the compensation of our NEOs.

What is the quorum requirement?	A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our fourth amended and restated by-laws (our "bylaws") and Delaware law. The presence, in person or represented by proxy, of a majority of the shares of our common stock entitled to vote on any matter will constitute a quorum at the Annual Meeting. As of the Record Date, there were 61,774,290 shares of our common stock outstanding. Therefore, a quorum will be present if 30,887,146 shares of our common stock are present, in person or by proxy, representing a majority of the shares of common stock entitled to vote as of the Record Date. Abstentions, withheld votes and broker non-votes are counted as present for purposes of determining a quorum.

How do I vote?	If you are a stockholder of record, there are four ways to vote: (1) By Internet (before the Annual Meeting): You may vote over the Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 23, 2026. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials); (2) By Telephone: You may vote by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 23, 2026. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials); (3) By Mail: If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it promptly in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting; or (4) By Internet (during the Annual Meeting): You may vote during the Annual Meeting by going to www.virtualshareholdermeeting.com/PHR2026. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials). If you previously voted via the Internet (or by telephone or mail), you will not limit your right to vote online at the Annual Meeting. If you are a street name stockholder, please follow the instructions from your broker, bank or other nominee to vote by Internet, telephone or mail. Street name stockholders may not vote via the Internet at the Annual Meeting unless they receive a legal proxy from their respective brokers, banks or other nominees.

Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•notifying our Corporate Secretary, in writing, at Phreesia, Inc., 1521 Concord Pike, Suite 301, PMB 221, Wilmington, DE 19803 with a copy to proxy@phreesia.com before the vote is counted;
•voting again using the telephone or Internet before 11:59 p.m. Eastern Time on June 23, 2026 (your latest telephone or Internet proxy is the one that will be counted); or
•attending the Annual Meeting online and voting virtually during the meeting. Simply logging into the Annual Meeting online will not, by itself, revoke your proxy.
If you are a street name stockholder, you may revoke any prior voting instructions by contacting your broker, bank or nominee.

What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. Allison Hoffman and Balaji Gandhi have been designated as proxy holders by our Board. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is the effect of votes withheld, abstentions and broker non-votes?
Votes withheld from any nominee, abstentions and “broker non-votes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) will be counted towards the quorum requirement. With respect to Proposal One (election of directors), withholding authority to vote your shares with respect to one or more director nominees will have no effect on the election of those nominees. Abstentions will have no effect on Proposal Two (the ratification and appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027) or Proposal Three (the non-binding advisory vote on the compensation of our named executive officers).
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. If you are a beneficial owner of shares held in a brokerage account and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange, brokers, banks and other securities intermediaries that are subject to New York Stock Exchange rules may use their discretion to vote your “uninstructed” shares on matters considered to be “routine” under New York Stock Exchange rules but not with respect to “non-routine” matters. A broker non-vote occurs when a broker, bank or other agent has not received voting instructions from the beneficial owner of the shares and the broker, bank or other agent cannot vote the shares because the matter is considered “non-routine” under New York Stock Exchange rules. Proposal Two to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2027 is considered a "routine" matter, such that absent direction from you, your broker may vote your shares in its discretion on Proposal Two. Proposals One and Three are considered to be "non-routine" matters and therefore your broker will not have discretion to vote your shares on Proposal One (the election of directors) or Proposal Three (the non-binding advisory vote on the compensation of our NEOs). Broker non-votes will have no effect on Proposals One, Two or Three.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?	In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this Proxy Statement and our 2026 Annual Report, primarily via the Internet. On or about May 14, 2026, we mailed to our stockholders a Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting and how to request printed copies of the proxy materials and 2026 Annual Report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

How are proxies solicited for the Annual Meeting?
Our Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which is permitted by SEC rules. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder shall contact us at proxy@phreesia.com and:
Phreesia, Inc.
Attention: Investor Relations and Legal Department
1521 Concord Pike, Suite 301, PMB 221
Wilmington, DE 19803
Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What are the requirements to propose actions for consideration at next year's annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2027 annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner.
Stockholder Proposals for Inclusion in Next Year's Proxy Statement
For a stockholder proposal to be considered for inclusion in our proxy statement for the 2027 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our mailing address not later than January 14, 2027. In addition, such stockholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Phreesia, Inc.
Attention: Investor Relations and Legal Department
1521 Concord Pike, Suite 301, PMB 221
Wilmington, DE 19803

with a copy via email: proxy@phreesia.com.
Stockholder Proposals and Nominations to be Presented at Next Year’s Annual Meeting

Our bylaws also establish an advance notice procedure for stockholders who wish to present certain matters, including nominations for the election of directors, before an annual meeting of stockholders, but do not intend for the proposal to be included in our proxy statement. Under our bylaws, the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our Board or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for the 2027 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our mailing address (with a copy via email to proxy@phreesia.com):
•not earlier than the close of business on February 24, 2027; and
•not later than the close of business on March 26, 2027.
In the event that we hold the 2027 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary not later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.
If a stockholder who has notified us of its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information and statement required by Rule 14a-19 under the Exchange Act no later than April 26, 2027.
Availability of Bylaws
A copy of our bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Why is this Annual Meeting being held virtually?
We believe hosting a virtual meeting is consistent with our philosophy as a fully-remote company, and accordingly the Annual Meeting will be held entirely online this year. We are excited to have embraced the latest technology to provide ease of access, real-time communication and cost savings for our stockholders and our Company. Hosting a virtual meeting provides easy access for our stockholders and facilitates participation because stockholders can participate from any location around the world.
You will be able to participate in the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/PHR2026. You will also be able to vote your shares electronically prior to or during the Annual Meeting.

Who pays for the cost of this proxy solicitation?
Our Board is soliciting proxies for use at the Annual Meeting. We will bear the cost of preparing and distributing these proxy materials and we may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to our stockholders. Proxies may be solicited by certain of our directors, officers and employees, personally or by mail, telephone, facsimile, email or other means of communication (electronic or otherwise). No additional compensation will be paid for such services.

PROPOSAL ONE:
ELECTION OF DIRECTORS
Number of Directors; Board Structure
Our Board currently consists of nine directors. Effective immediately prior to the Annual Meeting, in accordance with action previously approved by the Board, the size of the Board will be reduced from nine directors to seven directors and Class I will be reduced from three to two directors, in connection with the retirements of Michael Weintraub and Edward Cahill, who will not be standing for re-election at the Annual Meeting.
In accordance with our Seventh Amended and Restated Certificate of Incorporation, as amended, our Board is divided into three staggered classes of directors with one class elected each year at the annual meeting of stockholders for a term of three years. Directors are expected to be elected to hold office for such three-year term or until the election and qualification of their successors in office, subject to their earlier resignation, death or removal. At the Annual Meeting two Class I directors named in this Proxy Statement are standing for election to the Board for a term that will expire at the 2029 annual meeting of stockholders.
Nominees
Upon the recommendation of our nominating and corporate governance committee, our Board has nominated Chaim Indig for re-election and Jon Kessler for election as Class I directors, to hold office until the 2029 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation, death or removal. Each of the nominees is a current Class I director and member of our Board and has consented to serve if elected.
Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by our present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on our Board. Our Board may fill such vacancy at a later date or reduce the size of our Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.
Vote Required
Under our bylaws, directors are elected by a plurality of votes properly cast at the Annual Meeting. This means that the two director nominees receiving the highest number of affirmative votes cast at the meeting will be elected as directors. You may vote "FOR" or "WITHHOLD" on each of the nominees for election as director. Withholding authority to vote your shares with respect to any of the director nominees will have no effect on the election of those nominees. Broker non-votes will have no effect on the election of the nominees.
Recommendation of our Board
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

Information Regarding Director Nominees and Continuing Directors
The following table sets forth certain information about our director nominees and continuing directors as of May 14, 2026:

	Class	Age	Current Role(s) at Phreesia	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Director Nominees:
Chaim Indig	I	47	CEO, Director	2005	2026	2029
Jon Kessler(4)	I	58	Director	2026	2026	2029
Other Directors:
Lisa Egbuonu-Davis, M.D.(3)(4)	II	68	Director	2023	2027	—
Lainie Goldstein(1)(4)	II	58	Director	2020	2027	—
Ramin Sayar(1)(4)	II	53	Director	2021	2027	—
Gillian Munson(1)(2)(4)	III	55	Director	2019	2028	—
Mark Smith, M.D.(3)(4)	III	74	Director	2018	2028	—
_______________________
(1) Member of the audit committee
(2) Member of the compensation committee
(3) Member of the nominating and corporate governance committee
(4) Independent member of the Board
The biographies of our director nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused our Board to determine that the person should serve as a director of the Company. In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that such individual should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our Company and our Board. We also value our directors' experience in relevant areas of business management and on other boards of directors and board committees and believe our Board reflects a diversity of experience and perspectives and has an appropriate balance of members who have supported Phreesia from its beginning and who have joined more recently.
Director Nominees

Chaim Indig Director Since 2005
Founder and Chief Executive Officer of Phreesia. Mr. Indig co-founded the Company in 2005 and has led its growth from an early-stage startup to a publicly traded healthcare SaaS platform serving thousands of provider organizations nationwide. He leads the Company’s strategy, operations and expansion initiatives. He has been recognized as one of The Software Report’s Top 50 SaaS CEOs on three occasions. Earlier, he led the introduction of analytics software company Spotfire into the pharmaceutical marketing space, developing healthcare technology commercialization experience that aided his founding of Phreesia.
Deep expertise in digital patient access, engagement and payments. Mr. Indig has driven the development and expansion of Phreesia’s end-to-end platform for patient intake, activation and revenue cycle support. Under his leadership, Phreesia has established a broad national footprint and built the financial, operational and governance infrastructure required to operate and grow as a public company, helping to make care more efficient and patient-centered for patients, providers and staff. He continues to spearhead the Company’s efforts to engage patients more effectively and expand access to healthcare.
Comprehensive understanding of provider economics and revenue cycle management. Mr. Indig’s direct engagement with healthcare organizations across Phreesia's client base has given him a deep knowledge of and appreciation for the operational and financial pressures they face, particularly around navigating shifting reimbursement models and the economics of value-based care. This experience has directly shaped Phreesia’s pricing approach, enabling the Company to structure its offerings around the real financial constraints and incentives facing providers rather than abstractly applying technology to the healthcare setting.
Chaim Indig’s founder-led perspective, public company leadership experience and comprehensive understanding of healthcare provider economics uniquely position him to support the Board’s oversight of strategy, innovation and long-term value creation. We believe that Mr. Indig’s extensive knowledge and experience in all aspects of our business and his extensive experience in the healthcare technology industry make him qualified to serve on our Board.

Career Highlights
Co-Founder and Chief Executive Officer, Phreesia (NYSE: PHR) (2005 – Present)
Manager, Spotfire (2002 – 2005)
Channel Manager, OLAP@Work (1999 – 2001)

Key Skills
Healthcare Technology & SaaS Leadership
Digital Patient Access & Engagement
Public Company Leadership
Growth Strategy & Scaling
Healthcare Revenue Cycle & Payments
Founder-Led Vision & Product Strategy

Jon Kessler Independent Director Since April 2026
Experienced public company CEO and leader in healthcare technology and financial services. Kessler joined HealthEquity in 2009 and assumed the role of President and CEO in February 2014, leading the company through its IPO on the Nasdaq that same year. Over the following decade as CEO, he led HealthEquity’s development into a market leader with an enterprise value of approximately $10 billion. During his tenure, he scaled HealthEquity into the nation’s largest health savings account (HSA) custodian going from less than $2 billion in HSA assets at IPO to approximately $30 billion when he retired in 2025.
Founder and leader in consumer-directed benefits software systems. Kessler founded WageWorks in 2000 and within seven years grew the company to $150 million in revenue by building it into a leading provider of tax-advantaged consumer-directed benefits through technology-enabled product and business model innovation. Under his leadership, WageWorks developed a scalable, employer-sponsored platform administering health savings, commuter and other pre-tax benefit accounts for a large base of corporate clients and their employees nationwide.
Extensive public company capital markets, M&A, finance and governance experience, complemented by deep policy and regulatory expertise in benefits and taxation. He brings experience in public equity and debt financing and strategic transactions and qualifies as an “audit committee financial expert” under SEC regulations. Kessler has served on finance, audit and risk committees, overseeing cybersecurity reviews, regulatory matters and special committee evaluations of strategic alternatives. Prior to founding WageWorks, Kessler built deep technical fluency in benefits taxation as a specialist at Arthur Andersen and as a senior economist advising on employee benefits and tax policy during the Clinton and Bush (Sr.) administrations. His background in government and policymaking grounds his entrepreneurial work in firsthand knowledge of the regulatory frameworks governing consumer-directed benefits.
Jon Kessler’s decades of public company leadership, tax-advantaged benefits expertise and disciplined governance experience uniquely position him to support the Board’s oversight of strategy, financial discipline, regulatory risk and long-term shareholder value creation. We believe Mr. Kessler's experience as a public company CEO and his expertise in the healthcare technology and financial services industries make him qualified to serve on our Board.

Career Highlights
President and Chief Executive Officer, HealthEquity (Nasdaq: HQY) (2014 – 2025)
Executive Chairman, HealthEquity (Nasdaq: HQY) (2009 – 2014)
Founder, Chairman and Chief Executive Officer, WageWorks (formerly NYSE: WAGE) (2000 – 2007)
Benefits Taxation Specialist, Arthur Andersen LLP (1997 – 2000)
Senior Economist, Washington, D.C. (1991 – 1996)
Key Skills
Public Company CEO Leadership
Technology-Driven Growth & Value Creation
Capital Markets & IPO Execution
Mergers & Acquisitions
Risk, SOX & Cybersecurity Oversight
Tax-Advantaged Benefits & Policy Expertise
Succession Planning & Governance
Other Board Experience
SureCo (2025 – Present)
HealthEquity (Nasdaq: HQY) (2009 – 2025)
Employee Benefits Research Institute, Vice Chair (2024 – Present), Investment Committee (2024 – Present), Executive Committee (2018 – Present)
George Washington University Medical Faculty Associates, Trustee (2023 – Present), Finance, Audit and Risk Committee Member (2023 – Present), Chair, Special Committee (2024 – Present)
International Baccalaureate Organization (2017 – 2020)
Other
Glassdoor Top 100 CEO
Institutional Investor Top CEO in Healthcare Technology
Inc. 5000 – Fastest Growing Private Companies

Lisa Egbuonu-Davis, M.D. Independent Director Since July 2023
Senior operating executive across the healthcare ecosystem. As former Vice President, Medical Innovations for Danaher’s diagnostics platform DH Diagnostics, LLC, Dr. Egbuonu-Davis provided medical advice to influence research, partnerships and investment strategy across Danaher’s diagnostic platform businesses. She also served as Interim Chief Medical Officer to Leica and Beckman Coulter, Danaher subsidiaries, providing executive-level medical and operational oversight over new processes for R&D and product innovation. Earlier, Dr. Egbuonu-Davis spent 13 years at Pfizer in leadership roles, including Vice President of U.S. Medical Operations, where she led clinical and outcomes research, supported reimbursement strategy and value assessment, and influenced product development and investment decisions across Pfizer’s portfolio.
Deep experience driving patient-centered outcomes and engagement at scale. Her career spans pharmaceuticals, diagnostics and MedTech innovation as well as advisory roles with Avalere Health and Booz Allen Hamilton. Her wide-ranging health and medical experience provide her with a comprehensive understanding of how providers, payers and life sciences organizations evaluate health care quality, clinical value and technology adoption. Drawing on behavioral science and patient-reported data, she built frameworks that translated real-world clinical evidence into economic value for payers and providers, connecting patient engagement strategy directly to reimbursement and market access outcomes. At Sanofi, Dr. Egbuonu-Davis developed and led adherence programs and patient services designed to improve measurable outcomes in chronic disease populations.
Board and compliance oversight expertise. Dr. Egbuonu-Davis serves on the boards of Omega Healthcare Investors, a real estate investment trust focused on long-term healthcare facilities, and Avanos Medical, a medical device company with products for orthopedic pain and digestive health, where her committee service spans compensation, nominating and governance, and compliance. Her experience with regulatory and compliance matters at public companies in both the healthcare services and MedTech sectors equips her to oversee a public healthcare company subject to laws, regulations and industry standards.
Dr. Egbuonu-Davis holds a Master of Business Administration in Health Care Management from The Wharton School of the University of Pennsylvania, and she holds Doctor of Medicine and Master of Public Health (epidemiology) degrees from Johns Hopkins University. She is board certified in pediatrics.
Dr. Lisa Egbuonu-Davis’ combination of clinical training, public health expertise and senior operating leadership across global healthcare organizations uniquely positions her to support Phreesia’s patient engagement strategy, data-driven innovation and commitment to improving outcomes across the care continuum. We believe Dr. Egbuonu-Davis's strategic and operational experience in pharmaceuticals, public health and consulting, including expertise in developing and implementing research, commercialization and investment strategies for a variety of patient populations, in addition to her medical and public health expertise, make her qualified to serve on our Board.

Career Highlights
Vice President, Medical Innovations, DH Diagnostics, LLC (Danaher affiliate (NYSE: DHR)) (2019 – 2023)
Interim Chief Medical Officer, Leica Biosystems and Beckman Coulter (Danaher subsidiaries (NYSE: DHR)) (2021 – 2023)
Vice President, Global Patient Centered Outcomes and Solutions, Sanofi (Nasdaq: SNY and EURONEXT: SAN) (2015 – 2019)
Vice President, U.S. Medical Operations, Pfizer (NYSE: PFE) (2003 – 2005)
Vice President, Global Outcomes Research and Medical Services, Pfizer (NYSE: PFE) (1997 – 2002)
Senior advisory roles, Avalere Health and Booz Allen Hamilton

Key Skills
Clinical & Public Health Expertise
Pharmaceutical & Diagnostics Leadership
Patient Engagement & Outcomes Strategy
Healthcare Commercialization & Reimbursement
MedTech & Investment Strategy
Board Governance & Compliance Oversight

Other Board Experience
Omega Healthcare Investors (NYSE: OHI) (2021 – Present)
Avanos Medical (NYSE: AVNS) (2023 – Present)

Other
National Advisory Council, Johns Hopkins University School of Education (2007 – Present)
Johns Hopkins Medicine Board of Trustees (2021 – Present)

Lainie Goldstein Independent Director Since July 2020
Current public company CFO with operations leadership ability. As the Chief Financial Officer of Take-Two Interactive Software, Ms. Goldstein has actively led finance, accounting, tax, treasury, investor relations and corporate communications for nearly two decades at a global, publicly traded entertainment and technology company. She has helped guide Take-Two through its exponential expansion to become one of the largest interactive entertainment companies in the world today by strengthening financial reporting, disclosure practices and fiscal discipline as the company scaled and grew profitability.
Extensive involvement with transformative M&A, integration and strategic planning. Ms. Goldstein has played an integral role in Take-Two’s $12.7 billion acquisition of Zynga in 2022 and other studio acquisitions, including evaluating revenue and cost synergies, communicating key aspects of the transaction to investors, overseeing integration and transformation efforts, and harmonizing financial forecasting procedures. Ms. Goldstein is known for her collaborative, team-based approach that enhances operations and strategic execution across complex organizations, providing practical insight and pathways to drive growth while maintaining accountability and performance standards.
Deep financial, accounting and technology risk expertise. During her nearly 20 years as a public company CFO, Ms. Goldstein has led initiatives to streamline financial processes and reinforce internal controls, support disciplined capital allocation and engage in transparent, highly compliant reporting. She has instilled strong fiscal discipline, including by implementing cost-reduction programs focused on enhancing leverage and overall profitability. Ms. Goldstein qualifies as an “audit committee financial expert” under SEC regulations, and her CPA background and prior audit experience at Grant Thornton LLP strengthens the Board’s oversight of accounting integrity and risk management. Her deep experience overseeing financial and operational risk in a technology-driven environment arms her with critical insights for Phreesia’s business and strategy including in matters related to cybersecurity, digital infrastructure, and trust and safety.
Ms. Goldstein holds a BSBA in Accounting from The American University.
Lainie Goldstein’s active role as a sitting public company CFO, combined with her decades of financial and operational leadership across software and consumer industries, uniquely position her to support Phreesia’s financial discipline, audit oversight and continued growth as a scaled public healthcare technology company. We believe Ms. Goldstein’s extensive public company leadership, business and financial expertise across a broad range of industries make her qualified to serve on our Board.

Career Highlights
Chief Financial Officer, Take-Two Interactive Software, Inc. (Nasdaq: TTWO) (2007 – Present)
Senior Vice President, Finance, Take-Two Interactive Software, Inc. (Nasdaq: TTWO) (2003 – 2007)
Vice President, Finance and Business Development, Nautica Enterprises, Inc. (1996 – 2003)
Audit and Reorganization Departments, Grant Thornton LLP

Key Skills
Public Company Financial Leadership
SEC Reporting & Capital Markets
Financial Controls & Audit Oversight
M&A & Capital Raises
Operational Scale & Profitability
Cybersecurity & Risk Management
Investor Relations & Corporate Communications
Certified Public Accountant

Gillian Munson Independent Director Since May 2019
Seasoned public company CFO with more than 30 years of operating leadership. Ms. Munson currently serves as Chief Financial Officer of Duolingo and has previously held CFO roles at Vimeo, Iora Health and XO Group (parent company of The Knot), leading finance organizations through growth, operational transformation and public company scaling across the healthcare and technology sectors. She led cost control, margin expansion and balance-sheet discipline initiatives as the CFO of Vimeo, enabling the SaaS business to stabilize and pivot to profitability and cash generation in a short period. These efforts culminated in the video platform company being taken private at an over 90% premium.
Significant audit and financial reporting expertise. As a highly experienced public company CFO who has also served on public company boards, Ms. Munson has worked extensively with and on audit committees across multiple public companies to oversee internal controls, financial reporting processes and disclosure practices, and qualifies as an “audit committee financial expert” under SEC regulations. She has direct experience managing the financial reporting and compliance demands of companies undergoing significant operational and strategic transformation, and her background as a former investment banker and equity analyst further informs her engagement with boards on risk oversight, capital allocation and long-term value creation.
Extensive experience with transformative M&A, capital allocation and capital markets. Throughout her career, Ms. Munson has led acquisition strategy, transaction execution and post-merger integration efforts, applying disciplined capital deployment frameworks to support long-term shareholder value creation. As a CFO, she has directly executed multiple impactful transactions, including Vimeo's $1.38 billion acquisition by Bending Spoons in 2025, Iora Health's $2.1 billion acquisition by One Medical in 2021, following which she supported post-merger integration as a special advisor, and XO Group's $933 million merger with WeddingWire in 2018. Having begun her career in research at Hambrecht & Quist and then as a senior equity analyst at Morgan Stanley before working in investment banking and venture capital, Ms. Munson brings firsthand insight into how investors evaluate public company performance, valuation and strategic positioning. This foundation directly informs her approach to IR, earnings reporting and disclosure strategy across her CFO roles and equipped her to lead complex capital markets processes.
Ms. Munson earned her B.A. in Political Science and Economics from The Colorado College.
Gillian Munson’s decades of financial leadership across high-growth public companies position her to strengthen Phreesia’s audit oversight, capital discipline and long-term financial strategy. We believe that Ms. Munson’s public company leadership positions as an officer and as a board member, as well as her investment and equity research experience in the technology industry, make her qualified to serve on our Board.

Career Highlights
Chief Financial Officer, Duolingo (Nasdaq: DUOL) (2026 – Present)
Chief Financial Officer, Vimeo (formerly Nasdaq: VMEO) (2022 – 2025)
Chief Financial Officer, Iora Health (2021 – 2022)
Venture Partner, Union Square Ventures (2019 – 2021)
Chief Financial Officer, XO Group Inc. (formerly NYSE: XOXO) (2013 – 2019)

Key Skills
Public Company Financial Leadership
Mergers & Acquisitions
Capital Markets & Forecasting
Audit & Financial Controls
Operational Finance
Technology & Healthcare Industry Experience

Other Board Experience
Duolingo (Nasdaq: DUOL) (2019 – 2026)
Monster Worldwide, Inc. (formerly NYSE: MWW) (2015 – 2016)

Other
Board Member, Sweet Briar College
Board Member, Southern Vermont Arts Center

Ramin Sayar Independent Director Since October 2021
Public company CEO experience across the full organization lifecycle and proven SaaS operator. As President and CEO of Sumo Logic, a SaaS analytics company, Mr. Sayar grew annual revenue from approximately $10 million to more than $300 million in less than a decade, led a successful IPO in 2020 and executed a strategic sale to private equity in 2023 at a 57% premium for $1.7 billion. He brings firsthand experience operating a technology company across venture, growth-stage and public company scale. Throughout his career, Mr. Sayar has built and scaled enterprise software platforms in dynamic markets, aligning product innovation with commercial execution and go-to-market strategy to drive sustainable revenue growth. At VMware, he led the Cloud Management Business Unit to become the company’s fastest-growing division with nearly $1 billion in revenue.
Cybersecurity, data governance and emerging technology expertise. Mr. Sayar has extensive experience developing infrastructure and analytics platforms that manage sensitive enterprise data, which is directly relevant to Phreesia’s responsibility to protect patient information and maintain strong internal controls. As a Venture Partner at DFJ Growth, Mr. Sayar invests in cloud infrastructure, AI, generative AI applications, cybersecurity and data analytics, gaining insight into evolving technology trends that may impact Phreesia’s platform and strategy.
Capital markets and governance experience. Mr. Sayar has led IPO preparation, public company reporting and investor engagement, and overseen significant strategic M&A transactions including Sumo Logic’s $1.7 billion sale. His broad leadership experience at major tech companies allows him to provide operating insights for managing a large-scale, publicly traded software platform like Phreesia. He has also served on and chaired board committees across both public and private companies, strengthening the Board’s oversight of financial discipline, risk management, strategic planning and long-term value creation.
Mr. Sayar holds a B.A. in History from the University of California, Santa Barbara and an M.B.A. from San Jose State University.
Ramin Sayar’s three decades of operating leadership in enterprise software, combined with his public company CEO and board experience, uniquely position him to contribute to Phreesia’s growth strategy, technology innovation and disciplined governance oversight. We believe Mr. Sayar’s industry and technology expertise and his experience as a chief executive officer and board member of a public software company makes him qualified to serve on our Board.

Career Highlights
Venture Partner, DFJ Growth (2024 – Present)
President and Chief Executive Officer, Sumo Logic (2014 – 2023)
Senior Vice President & General Manager, Cloud Management Business Unit, VMware (formerly NYSE: VMW) (2010 – 2014)
Vice President, Products and Strategy, HP Software (NYSE: HPQ) (2006 – 2010)
Senior leadership roles at TIBCO, Mercury Software, AOL and Netscape Communications

Key Skills
Public Company CEO Leadership
Enterprise Software & SaaS Operations
Cloud Infrastructure & Cybersecurity
AI & Emerging Technologies
Capital Markets & IPO Execution
Mergers & Acquisitions
Board Governance & Risk Oversight

Other Board Experience
XBOW (2026 – Present)
Endor Labs (2025 – Present)
Acceldata (2024 – Present)
Tessian (2020 – 2023)
JFrog Ltd. (Nasdaq: FROG) (2014 – 2019)

Mark Smith, M.D. Independent Director Since October 2018
Nationally recognized health policy leader with substantial executive leadership experience. Dr. Smith served as the Founding President and Chief Executive Officer of the California HealthCare Foundation for 17 years, building it into a leading independent philanthropy that improved healthcare quality, access and affordability. He oversaw $650 million in charitable grants during his tenure, investing in companies aligned with advancing system-level healthcare improvement. Earlier, he served as Executive Vice President of the Henry J. Kaiser Family Foundation, where he oversaw programs focused on improving outcomes in HIV care, reproductive health and the healthcare marketplace through its own research, polling and journalism.
Deep expertise at the intersection of healthcare quality, delivery reform and innovation. Dr. Smith has led national initiatives focused on healthcare payment transformation and system redesign, including serving as Co-Chair of the Health Care Payment Learning and Action Network from 2015 to 2019, where he helped shape national strategies around value-based care. Dr. Smith was elected to the National Academy of Medicine in 2001 and chaired the Institute of Medicine's Committee on the Learning Healthcare System. He serves on the editorial board of Health Affairs and has contributed to national efforts to improve transparency and performance measurement through his work with the Institute for Healthcare Improvement and The Commonwealth Fund.
Broad governance experience across public companies and nonprofit organizations. Dr. Smith’s understanding of the modern healthcare and technology spaces is bolstered by his continued service on the boards of Teladoc Health, a leading global virtual healthcare company, and Jazz Pharmaceuticals, a global biopharmaceutical company focused on oncology and neuroscience. He has also served on numerous nonprofit and foundation boards, including the Institute for Healthcare Improvement and The Commonwealth Fund, bringing decades of experience in healthcare systems, policy and quality improvement to his board service at Phreesia.
Dr. Smith earned his B.A. degree in Afro-American Studies from Harvard College, his M.D. from the University of North Carolina at Chapel Hill, and his M.B.A. in Healthcare Administration from the Wharton School at the University of Pennsylvania.
Dr. Mark Smith’s leadership in healthcare policy and quality improvement positions him to support Phreesia’s role in advancing patient engagement, value-based care and measurable healthcare outcomes. We believe that Dr. Smith’s experience as a physician and his background in health policy and the healthcare industry make him qualified to serve on our Board.

Career Highlights
Clinical Professor of Medicine, University of California at San Francisco (1994 – Present)
Co-Chair, Health Care Payment Learning and Action Network (2015 – 2019)
Founding President and CEO, California HealthCare Foundation (1996 – 2013)
Executive Vice President, Kaiser Family Foundation (1991 – 1996)

Key Skills
Health Policy & System Reform
Technology & Healthcare Delivery
Healthcare Quality Measurement
Patient-Reported Outcomes
Governance & Nonprofit Leadership

Other Board Experience
Teladoc (NYSE: TDOC) (2018 – Present)
Jazz Pharmaceuticals (Nasdaq: JAZZ) (2020 – Present)
The Commonwealth Fund (2015 – 2024)
The Institute for Healthcare Improvement (2014 – 2023)
National Business Group on Health (2001 – 2012)
Archstone Foundation (1999 – 2019)

Other
Chair, Advisory Board for the RWJF Health Policy Fellows Program
2014 Menschel Senior Policy Fellow, Harvard School of Public Health

The following chart shows key attributes for our directors continuing service after the Annual Meeting, including the two nominees:
The matrix below summarizes what our Board believes are desirable types of experience, qualifications, attributes and skills possessed by one or more of our independent director nominees or continuing directors as a result of their particular relevance to our business and structure. While all of these were considered by the Board and the nominating and corporate governance committee in connection with this year’s director nomination process, the following matrix does not encompass all experience, qualifications, attributes or skills of our continuing independent directors and nominees.

Director	Software Industry Experience	Healthcare Industry Experience	Public Company Director Experience (non-Phreesia)	Senior Business Executive Experience	Financial Statements and Accounting Experience	Privacy/Data Security Experience	Gender	Race/ Ethnicity	Tenure
Ramin Sayar	X		X	X		X	M	Asian and Middle Eastern	4 years
Lisa Egbuonu-Davis		X	X	X			F	African American or Black	2 years
Lainie Goldstein	X			X	X	X	F	White	5 years
Jon Kessler		X	X	X			M	White	<1 year
Gillian Munson	X	X	X	X	X	X	F	White	7 years
Mark Smith		X	X	X			M	African American or Black	7 years

CORPORATE GOVERNANCE
We are committed to effective corporate governance that is informed by our stockholders, promotes the long-term interests of our stockholders, and strengthens our Board and management accountability. Some highlights of our governance program include:

✓	Highly independent Board (8 of 9 directors prior to the Annual Meeting and 6 of 7 directors following the Annual Meeting) and a goal of independence of 2/3 of the Board	✓	Fully independent audit, compensation, and nominating & corporate governance committees
✓	Board with a diverse mix of experience, skills, tenure and background	✓	Separate Chair and CEO positions
✓	Single class of stock with equal voting rights	✓	Ongoing Board refreshment
✓	Annual Board and committee evaluations	✓	Regular executive sessions of independent directors
✓	Stock ownership guidelines for directors and executive officers	✓	Director overboarding policy
✓	Average tenure goal for Board members of 10 years or less (tenure of 4.6 years for director nominees and continuing directors)	✓	New York Stock Exchange ("NYSE") compliant clawback policy in place
Our business and affairs are managed under the direction of our Board, which is elected by our stockholders. Our Board currently consists of nine directors, all of whom, other than our Chief Executive Officer Mr. Indig, qualify as “independent” under the listing standards of the NYSE.
Director Independence
Our common stock is listed on the NYSE. Under the listing standards of the NYSE, independent directors must comprise a majority of a listed company's board of directors. In addition, the listing standards of the NYSE require that, subject to specified exceptions, each member of a listed company's audit, compensation and nominating and corporate governance committees be independent. Under the listing standards of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of the NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of the NYSE.
Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning such director's background, employment and affiliations, our Board has determined that none of Mr. Weintraub, Mr. Cahill, Dr. Egbuonu-Davis, Ms. Goldstein, Mr. Kessler, Ms. Munson, Mr. Sayar or Dr. Smith have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as that term is defined under the listing standards of the NYSE. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, the association of our directors with the holders of more than 5% of our common stock, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions,” if applicable.
Board Leadership Structure
The positions of Chief Executive Officer and Chair of our Board are separated. Michael Weintraub serves as the Chair of our Board, presides over meetings of our Board and executive sessions of our Board and holds such other powers and carries out such other duties as are customarily carried out by the Chair of our Board. Mr. Weintraub has announced that he will not stand for re-election to the Board and will cease to serve on the Board immediately prior to the Annual Meeting. The Board has appointed Ramin Sayar to serve as independent Chair of our Board, effective immediately following the Annual Meeting. Chaim Indig, our Chief Executive Officer, sets the overall strategy of the Company and oversees our day-to-day business. Our Board believes that separating these roles is appropriate as it allows us to pursue strategic and operational objectives while maintaining effective oversight and objective evaluation of corporate performance. Our Board believes that separating these positions allows our Chief Executive Officer to focus on setting the overall strategic direction of the Company, expanding the organization to deliver on our strategy and overseeing our day-to-day business, while allowing the Chair of our Board to lead the Board in its fundamental role of providing strategic advice to and independent oversight of management.
Our Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chair, particularly as the Board’s oversight responsibilities continue to grow. Although our bylaws and corporate governance guidelines do not require that our Chair and Chief Executive Officer positions be separate, our Board believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.
Board’s Role in Risk Oversight
One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In carrying out its risk oversight responsibilities, the Board reviews the long- and short-term internal and external risks facing the Company through its participation in long-range strategic planning, and ongoing reports from the various standing committees of our Board that address risks inherent in their respective areas of oversight. On a regular basis, key risks, status of mitigation activities and potential new or emerging risks are discussed with senior management and further addressed with our audit committee and Board, as necessary. On an ongoing basis, the Board and management identify key long- and short-term risks, assess their potential impact and likelihood, and, where appropriate, implement operational measures and controls or purchase insurance coverage in order to help ensure adequate risk mitigation.
In particular, our Board is responsible for monitoring and assessing strategic risk exposure. Our Board also monitors new risks as they emerge. Our audit committee is responsible for reviewing and discussing our major financial and accounting risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. Our audit committee also monitors operational, privacy, security, cybersecurity, artificial intelligence ("AI") and competition risk and compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. In addition, our audit committee is responsible for periodically reviewing our enterprise risk management program and supporting framework. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, evaluates our Board and committees' composition and oversees our responsible business practices, including environmental, social and governance initiatives. Our compensation committee reviews and discusses the risks arising from our compensation philosophy and practices applicable to all employees that are reasonably likely to have a material adverse effect on us.
Risks Related to Compensation Policies and Practices
When determining our compensation policies and practices, our Board considers various matters relevant to the development of a reasonable and prudent compensation program, including whether the policies and practices are reasonably likely to have a material adverse effect on us. We believe that the mix and design of our executive compensation plans and policies do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on us for the following reasons: we offer an appropriate balance of short-term, long-term and performance-based incentives and fixed and variable amounts; our variable compensation provides enhanced incentives for executives to outperform and strong disincentives for executives to underperform against our Company goals and is based on a balanced mix of Company performance criteria; and our Board and compensation committee have the authority to adjust variable compensation as appropriate.
Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. Copies of our Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our Internet website at https://ir.phreesia.com/about-us/governance-documents and may also be obtained without charge by contacting our Corporate Secretary at Phreesia, Inc., 1521 Concord Pike, Suite 301, PMB 221, Wilmington, DE 19803, with a copy via email to proxy@phreesia.com. We intend to disclose any amendments to our Code of Business Conduct and Ethics, or waivers of its requirements, on our website or in filings under the Exchange Act, as required by the applicable rules and exchange requirements. During fiscal year ended January 31, 2026, no waivers were granted from any provision of the Code of Business Conduct and Ethics.
Responsible Business Practices
At Phreesia, we are guided by our commitment to responsible business practices through a culture that promotes honest and ethical conduct, respects our employees and communities, and safeguards the information under our care. We strive to make a positive impact and continue to assess and enhance our environmental, social and governance strategies to better serve our stakeholders.
Our Employee Experience
Our focus on our employee experience and a strong company culture has earned us third-party recognition in a number of areas, as evidenced by the following recent recognitions:
•Phreesia named as one of Becker's 2026 Top Places to Work in Healthcare
•Phreesia named to Modern Healthcare’s 2024 list of “Best Places to Work in Healthcare” for the eighth time
•Representation on The Software Report's Top 50 Women Leaders in Software for the past eight years
•Phreesia named to The Software Report’s 2025 “Top 50 Software Companies” for the fourth consecutive year
•Representation on Becker's 2025 list of the 100 Women in Health IT to Know
•Phreesia named to the 2025 Deloitte Technology Fast 500™
•Phreesia named to TIME’s 2025 list of the World’s Top HealthTech Companies
•Phreesia recognized by Black Book Research as a 2025 Top-Rated Vendor for patient access solutions
•Representation on Becker's 2025 list of Rising Stars: 100 Healthcare Leaders Under 40
•Phreesia included on multiple 2025 Capterra Shortlists
We believe in treating all people with respect and celebrating our diverse backgrounds, ideas, and perspectives. To support the Phreesia community, we are committed to the practices highlighted below:
•Commitment to Ethical Conduct. At a fundamental level, we are committed to honest, ethical and respectful conduct. We have implemented policies and practices to uphold this commitment in the workplace, such as our annual anti-harassment training. Our Code of Business Conduct and Ethics also reaffirms our commitment to fostering a respectful workplace culture that is free of harassment, intimidation, bias, and unlawful discrimination. We strictly prohibit discrimination in all its forms, including on the basis of race, sex, marital status, sexual orientation, gender identity, gender reassignment, national origin, age, disability and genetic information, as well as any other attribute protected by law. We encourage employees to ask questions, seek guidance, and report suspected violations of our Code of Business Conduct and Ethics. We offer avenues for anonymous reporting and protect employees from any retaliation for good faith reports.
•Welcoming New Employees. We have structured a thorough and welcoming virtual onboarding program for new employees, who complete a set of core trainings, live courses and exercises to understand the "why" of Phreesia and learn our values. Our interactive, multi-day onboarding program also offers new employees meaningful opportunities to connect with colleagues. We strive to provide all employees with the tools they need to build successful connections and to maintain and strengthen virtual-first relationships across the organization. We aim to empower new hires to leverage their unique backgrounds and experiences to impact the Company and to build a solid foundation for their success at Phreesia and their future career growth.
•Prioritizing Health and Wellness. We offer flexible paid time off and summer Fridays to all employees, as well as a competitive benefits package including a variety of health plans, dental and vision coverage and short-term, long-term and life insurance plans. In addition, we provide mental health resources and an employee assistance program. We also encourage healthy lifestyles by offering a monthly wellness stipend and Company-sponsored wellness programs, including two annual wellness challenges. We aspire to create an environment and culture that supports all our employees when they need to provide support to their families, and we are proud to offer paid family care leave to our North American employees. In addition, we use Phireworks, an employee rewards program where employees can recognize their colleagues for various achievements by awarding them points that can be used to purchase items in the Phireworks store or make charitable contributions.

Our Culture
Phreesia employees are a team of smart and passionate individuals who are dedicated to our mission of making care easier every day. At every level of the organization, we encourage a culture of personal responsibility, built on trust and accountability. Our values are: Care. A lot; Try it; Grit; and Make excellent things happen. Examples of these values in our corporate culture include:
•Access and Equal Opportunity. We are committed to hiring, developing and fostering a high-performing workplace committed to equality. We achieve this through our inclusive culture, board representation, pathways to leadership and strong benefits offerings. Our employee resource groups (“ERGs”), which are open to all employees, support our commitment to promoting and maintaining a culture that welcomes all Phreesians by bringing together individuals from a wide range of backgrounds, experiences and perspectives. These groups seek to foster a sense of shared community and empowerment for employees. Phreesians can voluntarily join an ERG to network, discuss and exchange ideas and enhance their professional development, notably through our ERG mentorship program. Our ERGs also invest in professional development by sponsoring members to attend industry conferences. In addition, ERGs have created ongoing spaces for connection and learning through events tied to cultural moments such as Juneteenth, Veterans Day and Women's History Month, alongside broader programming focused on topics like AI, health awareness and career growth.
•Trust and Flexibility. At every level of our organization, we encourage a culture of personal responsibility. We trust our employees to know how to execute on our mission, and we give them space to do so as they manage their work and personal lives. We promote work-life balance by empowering our employees to adopt flexible working arrangements and providing tools for efficient remote collaboration. We also offer a stipend to make sure our employees’ remote workspaces are set up for comfort and productivity.
•Transparency and Engagement. Transparency and engagement are critical to communication within the Phreesia community and employee connections. We communicate openly with our employees through regular all-company calls and communications, where we deliver business updates, celebrate wins, recognize outstanding employee contributions, and cover other topics relevant to our employees and clients.
•Contributing to our community. We recognize the importance of giving back to our communities. We allow employees to participate in community service during normal business hours without an impact on their compensation or requiring the use of vacation time. Additionally, our ERGs work alongside advocacy groups and charities to give our employees the opportunity to give back to worthwhile causes, while strengthening engagement, learning and community impact across the organization. For example, one of our ERGs led a company-wide fundraiser for the American Heart Association, raising over $4,600 and hosting an educational session about the disproportionate impact of heart disease on underrepresented communities. Our ERGs also drove meaningful community support through initiatives like a holiday toy drive benefiting the Coalition for the Homeless in NYC.
In India, where we have a meaningful employee presence, Phreesia funded a youth health and hygiene initiative across six government schools in Mysuru, India that included construction of washrooms, distribution of hygiene supplies and student education programs aimed at improving health, dignity and school participation, particularly for girls.
Sustainability
We strive to reduce our environmental impact through responsible business practices and by conducting our business with sustainability in mind. As a fully remote software-as-a-service company, we recognize that our operations have an environmental impact, primarily through our digital infrastructure and the work habits of our employees. As our understanding of the ways that our business shapes and is shaped by the environment and climate change evolves, we aim to continuously integrate environmental considerations into our business processes and encourage our suppliers to do the same. For example, our workforce has been fully remote since 2020, eliminating the energy and water consumption and waste associated with the physical offices we previously maintained, and our employees no longer commute to an office. We strive to reuse or recycle our corporate IT equipment across our workforce and follow applicable guidelines for disposal of electronic waste. We have also consolidated our corporate data centers to utilize energy-efficient vendors and to run workloads in a dense manner, reducing excess energy usage. We continue to investigate additional ways to increase the adoption of environmentally sustainable practices.
Board Evaluation Process
Our Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and Board and committee effectiveness. Through this process, our directors provide feedback and assess Board, committee and director performance, highlighting areas of strength and areas for potential improvement. The nominating and corporate governance committee oversees the Board evaluation process each year. For fiscal 2026, the nominating and corporate governance committee recommended evaluations through the use of an anonymous questionnaire. Results of the questionnaires were compiled and discussed at a meeting of the nominating and corporate governance committee and were then presented to the full Board.
Board Meetings and Committees
During our fiscal year ended January 31, 2026, our Board held nine meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she had been a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served. Under our Corporate Governance Guidelines, directors are expected to spend the time needed and meet as frequently as our Board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to make reasonable efforts to attend our annual meeting of stockholders, all meetings of our Board and all meetings of the committees on which they serve. All of our directors attended our 2025 annual meeting of stockholders.
Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee. The following table sets forth membership information for each of our Board committees as of the date of this Proxy Statement.

	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Chaim Indig
Michael Weintraub«	✓		C	M
Ed Cahill	✓		M
Lisa Egbuonu-Davis, M.D.	✓			M
Lainie Goldstein	✓	M««
Jon Kessler	✓
Gillian Munson	✓	C««	M
Ramin Sayar	✓	M
Mark Smith, M.D.	✓			C
M = Member « = Chair of the Board	C = Chair «« = Audit Committee Financial Expert

The table below reflects the expected composition of the Board’s standing committees effective immediately following the Annual Meeting:

	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Chaim Indig
Ramin Sayar«	✓	M
Lisa Egbuonu-Davis, M.D.	✓		M
Lainie Goldstein	✓	C««
Jon Kessler	✓			M
Gillian Munson	✓	M««	C
Mark Smith, M.D.	✓			C
M = Member « = Chair of the Board	C = Chair «« = Audit Committee Financial Expert
The composition and responsibilities of each Board committee are further described below. Members serve on these committees until their resignation or until as otherwise determined by our Board.
Audit Committee
Our audit committee currently consists of Ms. Munson, Ms. Goldstein and Mr. Sayar, with Ms. Munson serving as Chair. Each member of our audit committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of the NYSE. In addition, our Board has determined that Ms. Munson and Ms. Goldstein are audit committee financial experts within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). Our audit committee’s responsibilities include, among other things:
1.appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
2.pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
3.reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;
4.reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;
5.coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;
6.establishing policies and procedures for the receipt, retention and treatment of accounting-related complaints and concerns;
7.recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included on our Annual Report on Form 10-K;
8.monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
9.preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

10.reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;
11.reviewing quarterly earnings releases of information to be disclosed and the types of presentation to be made;
12.reviewing our risk management program and material risk exposures, including financial, operational, privacy, environmental, social, governance, competition, legal, regulatory and accounting risk; and
13.reviewing our privacy and data security risk exposures with management and our Chief Technology Officer.
Our audit committee operates under a written charter adopted by the Board and that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our audit committee is available on our website at https://ir.phreesia.com/about-us/governance-documents. No member of our audit committee may serve on the audit committee of more than three public companies unless our Board determines that such simultaneous service would not impair the ability of such member to effectively serve on our audit committee and we disclose such determination in accordance with the listing standards of the NYSE.
Our audit committee held four meetings during the fiscal year ended January 31, 2026.
Effective immediately following the Annual Meeting, the audit committee will consist of Ms. Munson, Ms. Goldstein and Mr. Sayar, with Ms. Goldstein serving as Chair.
Compensation Committee
Our compensation committee currently consists of Mr. Weintraub, Mr. Cahill and Ms. Munson, with Mr. Weintraub serving as Chair. Each member of our compensation committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee’s responsibilities include, among other things:
1.annually reviewing and approving the corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
2.evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives, and, based on such evaluation: (i) recommending the total compensation, including the individual elements of compensation of our Chief Executive Officer to our Board and (ii) reviewing and recommending to the Board for approval grants and awards to our Chief Executive Officer under equity-based plans;
3.evaluating the performance of our other executive officers and key leadership and reviewing and determining in consultation with our Chief Executive Officer (i) the cash compensation of our other executive officers and (ii) grants and awards to our other executive officers under equity-based plans;
4.reviewing and establishing our overall management compensation philosophy and policy;
5.overseeing and administering our compensation and similar plans, including delegating the review and approval of grants and awards under equity-based plans to the Equity Grant Committee, composed of one of more executive officers of the Company, including our Chief Executive Officer;
6.evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable NYSE rules;
7.reviewing and approving our policies and procedures for the grant of equity-based awards;

8.reviewing and recommending to our Board the compensation of our directors;
9.reviewing the corporate succession plans for our Chief Executive Officer and our other key officers with our Board;
10.overseeing matters relating to human capital management;
11.preparing the compensation committee report required by SEC rules, if and when required, to be included in our annual proxy statement; and
12.reviewing and approving the retention, termination or compensation of any consulting firm or outside advisor to assist in the evaluation of compensation matters.
Our compensation committee operates under a written charter adopted by the Board and that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. Pursuant to its charter, the compensation committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members to carry out its responsibilities. A copy of the charter of our compensation committee is available on our website at https://ir.phreesia.com/about-us/governance-documents.
Our compensation committee held three meetings during the fiscal year ended January 31, 2026.
Effective immediately following the Annual Meeting, the compensation committee will consist of Dr. Egbuonu-Davis and Ms. Munson, with Ms. Munson serving as Chair.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee currently consists of Dr. Smith, Dr. Egbuonu-Davis and Mr. Weintraub, with Dr. Smith serving as Chair. Each member of our nominating and corporate governance committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Our nominating and corporate governance committee’s responsibilities include, among other things:
1.recommending to the Board criteria for Board and committee membership;
2.establishing procedures for identifying and evaluating Board and director candidates, including nominees recommended by stockholders;
3.identifying individuals qualified to become members of the Board;
4.recommending to the Board the persons to be nominated as directors and to each of the Board’s committees;
5.overseeing our environmental, social and governance initiatives;
6.developing and recommending to the Board a code of business conduct and ethics and a set of corporate governance guidelines and periodically reviewing and reassessing the adequacy of the code of conduct and business ethics and the corporate governance guidelines;
7.overseeing our shareholder engagement practices; and
8.overseeing the evaluation of our Board.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the NYSE. A copy of the charter of our nominating and corporate governance committee is available on our website at https://ir.phreesia.com/about-us/governance-documents.
Our nominating and corporate governance committee held three meetings during the fiscal year ended January 31, 2026.

Effective immediately following the Annual Meeting, the nominating and corporate governance committee will consist of Mr. Kessler and Dr. Smith, with Dr. Smith serving as Chair.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended January 31, 2026, our compensation committee consisted of Mr. Weintraub, Mr. Cahill and Ms. Munson, with Mr. Weintraub serving as Chair. None of the members of our compensation committee is or has been an officer or employee of our Company. None of our executive officers currently serves, or in the fiscal year ended January 31, 2026, served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or compensation committee. No member of the compensation committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.
Identifying and Evaluating Director Nominees
The Board has delegated to the nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to the Board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in our corporate governance guidelines and the committee’s charter. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board’s approval as director nominees for election to the Board.
Minimum Qualifications
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, our nominating and corporate governance committee will consider, among other things, the current size and composition of our Board and the needs of our Board and the respective committees of our Board. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, ethics, integrity, judgment, diversity of experience, independence, skills, education, expertise, business acumen, length of service, understanding of our business and industry, potential conflicts of interest and other commitments. Additionally, our Corporate Governance Guidelines set forth a goal of maintaining an average director tenure of ten years or less, measured from the date of our initial public offering.
Nominees must also have proven achievement and competence in their field, the ability to offer advice and guidance to our management team, the ability to make significant contributions to our success and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all Board and committee responsibilities, and, beginning with any new directorships after April 30, 2023, (i) a director may not serve on more than four public company boards (including our Board) and (ii) a director who also serves as one of our executive officers or as an executive officer of any other public company may not serve on more than three public company boards (including our Board). Members of our Board are expected to prepare for, attend and participate in all Board and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
Board Diversity

Our Board believes that diversity in its membership should represent a diverse mix of skills, industry experience, backgrounds (including race, ethnicity and gender), ages and other unique characteristics. In evaluating qualified director candidates, our Board considers diversity as it deems appropriate given the current needs of the Board and the Company. To reflect this commitment in identifying potential director candidates, our nominating and corporate governance committee will include in its initial list of director candidates for consideration in connection with any vacancy (or new director search) one or more qualified diverse candidates, and will instruct any search firm, if used, to do the same. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full Board the director nominees for selection.
The nominating and corporate governance committee believes that our current Board reflects a diverse mix of directors based on a number of these factors, including diversity with respect to gender, race and ethnicity. Prior to the Annual Meeting, five of our nine current directors, or approximately 56%, identify as diverse in terms of gender, race or ethnicity, three of whom are women and three of whom identify as racially or ethnically diverse.
Stockholder Recommendations
Our bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual meeting must provide timely notice of such nominations in writing. To be timely, a stockholder’s notice must be received in writing at the Company’s mailing address at Phreesia, Inc., 1521 Concord Pike, Suite 301, PMB 221, Wilmington, DE 19803 (with a copy via email to proxy@phreesia.com), Attention: Secretary, not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the date of the preceding year’s annual meeting, except that if no annual meeting was held in the previous year or the date of the annual meeting is more than 30 days earlier or 60 days later than such anniversary date, notice by the stockholders to be timely must be received not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. Any such stockholder’s notice must also comply with the timing, disclosure, procedural and other requirements as set forth in our bylaws.
Stockholder Communications
The Board provides to every stockholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for stockholder communication. For a stockholder communication directed to the Board as a whole, stockholders may send such communication to the Chair of our Board via U.S. Mail or Expedited Delivery Service to: Phreesia, Inc., 1521 Concord Pike, Suite 301, PMB 221, Wilmington, DE 19803, Attn: Chair of the Board of Directors, with a copy via email to proxy@phreesia.com.
For a stockholder or other interested party communication directed to an individual director in such director's capacity as a member of the Board, stockholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Phreesia, Inc., 1521 Concord Pike, Suite 301, PMB 221, Wilmington, DE 19803, Attn: General Counsel and Chief Financial Officer, with a copy via email to proxy@phreesia.com.
We will forward by U.S. Mail all such stockholder communications to each director, and the Chair of the Board in his or her capacity as a representative of the Board, to whom such security holder communication is addressed to the address specified by each such director and the Chair of the Board.
Non-Employee Director Compensation
Our non-employee director compensation program is designed to attract, retain and reward qualified directors and further align the financial interests of our non-employee directors with those of our stockholders. Under our Third Amended and Restated Non-Employee Director Compensation Policy (our "Policy"), non-employee directors receive initial equity grants when they join the Board, and annual cash retainers and equity grants for their continued annual service. We also reimburse all reasonable out-of-pocket expenses incurred by directors in order to attend meetings of our Board or any committee thereof.

Under our Policy, non-employee directors receive the following annual cash retainers for their service:

Annual Retainer for Board Membership
Annual service on the board of directors	$40,000
Annual service as non-executive chair	$45,000
Additional Annual Retainer for Committee Membership
Annual service as chair of the audit committee	$25,000
Annual service as member of the audit committee (other than chair)	$10,000
Annual service as chair of the compensation committee	$15,000
Annual service as member of the compensation committee (other than chair)	$7,500
Annual service as chair of the nominating and corporate governance committee	$10,000
Annual service as member of the nominating and corporate governance committee (other than chair)	$5,000
The non-executive chair is also eligible to receive up to an additional $95,000 in cash fees depending upon the non-executive chair’s contributions, and his total annual cash fees are capped at $200,000.
Each annual cash retainer is paid quarterly in arrears, pro-rated based on the number of actual days served by the non-employee director during such quarter. The non-employee directors are given the opportunity to elect to receive all of their annual cash retainer fee in the form of an equity award of unrestricted stock having a grant-date fair value equal to the amount of such retainer (a "Converted Cash Retainer").
When first appointed to our board, non-employee directors are granted an award of RSUs with a grant date fair value equal to the sum of (i) $185,000 (the “New Hire Award”) plus (ii) $185,000 (which shall be pro-rated based on the estimated number of calendar days to be served from the date the non-employee director joins the Board through the anticipated date of the next annual meeting of stockholders (the “Pro-Rated Initial Award”)). The New Hire Award vests over four years, with 25% of the RSUs vesting on each anniversary of the non-employee director’s election or appointment to the Board; provided, however, that all vesting ceases if the director resigns from our Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting. The Pro-Rated Initial Award vests in full upon the earlier to occur of the first anniversary of the date of grant or the date of the next annual meeting of stockholders; provided, however, that all vesting shall cease if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting. Employee directors will receive no additional compensation for their service as a director.
In addition, on the date of each annual meeting of stockholders, each non-employee director continuing as a non-employee director following such meeting will be granted service-based vesting RSUs having a fair market value of $185,000 on the date of grant (the "Annual Grants"). The Annual Grants will vest in full on the earlier of the first anniversary of the grant date or immediately prior to the next annual meeting of stockholders; provided, however, that all vesting shall cease if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting.
Under our Policy, all RSUs granted to non-employee directors are settled for shares of our common stock. These RSUs are subject to full accelerated vesting upon the closing of a Sale Event (as defined in our Policy) or upon such director’s death or disability.
We maintain a Non-Employee Directors' Deferred Compensation Program (the “Program”), which gives non-employee directors the option to defer settlement of all of the RSUs they receive pursuant to a Converted Cash Retainer and/or an Annual Grant pursuant to the terms and conditions of the Program, our Policy and our 2019 Stock Option and Incentive Plan (the "2019 Plan") (such RSUs elected for deferral, "deferred stock units" or "DSUs"). Deferred stock units will generally be settled in shares of our common stock in a single lump sum as soon as practicable (but in no event later than 30 days) after either, as elected by the non-employee director in advance, (A) the earlier to occur of: (i) 90 days after the non-employee director ceases to serve as a member of our board and incurs a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or (ii) five years from the grant date of the equity, or (B) 90 days after the non-employee director ceases to serve as a member of our board and incurs a “separation from service” within the meaning of Section 409A of the Code.
To further align the interests of our directors and executive officers with those of our shareholders, our Board has adopted stock ownership guidelines. Under these guidelines, each director must own Phreesia stock with a value of three times the annual cash retainer for Board service. Our directors may satisfy these guidelines by ownership of shares of our common stock, RSUs and DSUs, each of which may be owned directly or indirectly by such director. Our directors are required to achieve these ownership levels by the later of March 21, 2028 or five years after the date of such director’s election or appointment. For a discussion of our executive officer stock ownership guidelines, refer to our Compensation Discussion and Analysis in this Proxy Statement.
Non-Employee Director Compensation Table
The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors for the fiscal year ended January 31, 2026. Directors who also serve as employees receive no additional compensation for their service as directors. During the fiscal year ended January 31, 2026, Chaim Indig, our Chief Executive Officer, was a member of our board as well as an employee, and received no additional compensation for his services as a director. See the section titled "Executive Compensation" for more information about Mr. Indig’s compensation for the fiscal year ended January 31, 2026.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Michael Weintraub(3)	175,000(4)	184,987	359,987
Gillian Munson(5)	62,443	184,987	247,430
Mark Smith, M.D.(6)	50,000	184,987	234,987
Lainie Goldstein(7)	39,943	184,987	224,930
Ramin Sayar(8)	50,000	184,987	234,987
Edward Cahill(9)	37,443	184,987	222,430
Lisa Egbuonu-Davis, M.D.(10)	45,000	184,987	229,987
_______________________
(1)    The amounts reported represent the annual cash retainer amounts and committee fees earned by each of our non-employee directors during the fiscal year ended January 31, 2026 pursuant to our Policy. Mr. Cahill, Ms. Munson, and Ms. Goldstein elected to receive their annual cash Board retainer of $39,952 in DSUs.
(2)    The amounts reported represent the aggregate grant date fair value of the RSUs and DSUs granted during the fiscal year ended January 31, 2026, as computed in accordance with FASB ASC Topic 718. For additional information about these awards, see notes 3(w) and 8 to our audited consolidated financial statements included in our 2026 Annual Report. The amounts reported in this column reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by the director upon vesting, settlement, or sale of any of the underlying shares of our common stock.
(3)    As of January 31, 2026, Mr. Weintraub held (i) 151,529 shares of common stock, (ii) options to purchase 10,540 shares of our common stock, (iii) 6,700 RSUs, and (iv) 30,795 shares of common stock held in the Michael Weintraub 2023 Qualified Annuity Trust (the "GRAT") and 6,703 shares of common stock held in the Weintraub Family 2017 Irrevocable Trust (the "2017 Trust"). The GRAT is a grantor retained annuity trust of which Mr. Weintraub is the trustee and of which the 2017 Trust is the beneficiary. Members of Mr. Weintraub's immediate family are the sole beneficiaries of the 2017 Trust.

(4)    Includes an additional $82,500 in cash fees awarded as a result of Mr. Weintraub’s contributions during the fiscal year ended January 31, 2026. Mr. Weintraub's annual cash fees are capped at $200,000.
(5)    As of January 31, 2026, Ms. Munson held (i) 10,216 shares of common stock, (ii) options to purchase 42,096 shares of our common stock and (iii) 35,513 DSUs.
(6)    As of January 31, 2026, Dr. Smith held (i) 6,110 shares of common stock, (ii) options to purchase 51,193 shares of our common stock and (iii) 31,243 DSUs.
(7)     As of January 31, 2026, Ms. Goldstein held (i) 11,291 shares of common stock and (ii) 38,819 DSUs.
(8)    As of January 31, 2026, Mr. Sayar held (i) 26,735 shares of common stock and (ii) 6,700 RSUs.
(9)    As of January 31, 2026, Mr. Cahill held (i) 50,252 shares of common stock, (ii) 6,700 RSUs and (iii) 7,576 DSUs.
(10)    As of January 31, 2026, Dr. Egbuonu-Davis held (i) 12,052 shares of common stock and (ii) 9,520 RSUs.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has engaged KPMG LLP (“KPMG”) as our independent registered public accounting firm to perform the audit of our financial statements, including internal controls over financial reporting, for the fiscal year ending January 31, 2027, and we are asking you and other stockholders to ratify this appointment. During the fiscal year ended January 31, 2026, KPMG served as our independent registered public accounting firm.
Although ratification of the appointment of KPMG is not required by our bylaws or otherwise, our Board and audit committee are submitting the appointment of KPMG to stockholders for ratification as a matter of good corporate governance. A majority of the votes properly cast is required in order to ratify the appointment of KPMG. In the event that a majority of the votes properly cast do not ratify this appointment of KPMG, our audit committee will reconsider whether or not to retain KPMG. Even if the appointment is ratified, our audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the stockholders.
We expect that a representative of KPMG will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
We have adopted a policy under which our audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, our audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board. Our audit committee has pre-approved all services performed by the independent registered public accounting firm during the fiscal years ended January 31, 2026 and 2025.
Audit Fees
The following table sets forth the fees billed or to be billed by KPMG and its affiliates for professional services rendered with respect to the fiscal years ended January 31, 2026 and 2025. All of these services were approved by our audit committee.

Fee Category	Fiscal 2026	Fiscal 2025
Audit Fees(1)	$1,965,657	$1,780,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	626,624	419,287
All Other Fees(4)	—	—
Total Fees	$2,592,281	$2,199,287
_______________________
(1)    For our fiscal years ended January 31, 2026 and 2025, Audit Fees consisted of fees for professional services provided in connection with the audit of our consolidated financial statements, including internal controls over financial reporting, reviews of our quarterly condensed consolidated financial statements and accounting consultations billed as audit services. This category also includes fees for services normally provided by KPMG in connection with statutory and regulatory filings or engagements.

(2)    Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under “Audit Fees,” including accounting consultations in connection with acquisitions.
(3)    Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include consultation on tax matters and assistance regarding federal, state, sales and use and international tax compliance.
(4)    All Other Fees consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above, which include subscription fees paid for access to online accounting research software applications and in connection with other due diligence procedures.

Vote Required
The ratification of the appointment of KPMG as our independent registered public accounting firm requires the affirmative vote of a majority of the votes properly cast. Abstentions and broker non-votes, if any, will have no effect on this proposal. This proposal is considered to be a discretionary item, and a brokerage firm will be able to vote on this proposal even if it does not receive instructions.

Recommendation of our Board
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2027.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The audit committee is a committee of the Board comprised solely of financially literate independent directors as required by the listing standards of the NYSE and rules and regulations of the SEC. The audit committee operates under a written charter approved by our Board, which is available on our website at https://ir.phreesia.com/about-us/governance-documents. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.
With respect to our financial reporting process, our management is responsible for establishing and maintaining internal controls and preparing our financial statements. Our independent registered public accounting firm KPMG is responsible for performing an independent audit of our financial statements, including internal controls over financial reporting. It is the responsibility of the audit committee to monitor and oversee these activities as more specifically set forth in its charter. In connection with these responsibilities, the audit committee has:
1.    reviewed and discussed the consolidated audited financial statements with management and KPMG;
2.    discussed with KPMG the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) and by the SEC; and
3.    received the written disclosures and the report from KPMG required by applicable requirements of the PCAOB regarding KPMG's communications with the audit committee concerning independence and has discussed with KPMG its independence from us.
Based on the audit committee’s review and discussions with management and KPMG, the audit committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2026 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the Board:
Gillian Munson, Chair
Lainie Goldstein
Ramin Sayar
The information contained in this audit committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act, or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that we specifically incorporate this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

PROPOSAL THREE:
NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers for our fiscal year ended January 31, 2026 as disclosed in this Proxy Statement, in accordance with the requirements of Section 14A of the Exchange Act. As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to drive and reward performance and align the compensation of our named executive officers with the long-term interests of our stockholders. Please read the “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure that follow for additional details about our executive compensation program, including information about the compensation of our named executive officers.
This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific element of compensation but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Our Board and our compensation committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.
At our 2021 annual meeting of stockholders, our stockholders voted on a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our named executive officers. Approximately 96% of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of our named executive officers annually, which was consistent with the recommendation of our Board. Our Board considered the voting results with respect to the frequency proposal and other factors, and the Board currently intends for the Company to hold a non-binding, advisory vote on the compensation of our named executive officers every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our named executive officers, which will occur at the 2027 annual meeting of stockholders.
Accordingly, we are asking our stockholders to vote “FOR” the following resolution:
RESOLVED, that the stockholders hereby approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2026 Annual Meeting of Stockholders, pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.
Vote Required
The approval of this non-binding, advisory proposal requires the affirmative vote of a majority of the votes properly cast. Abstentions and broker non-votes will have no effect on this proposal.

As an advisory vote, the outcome of the vote on this proposal is not binding. However, our management team, our Board and our compensation committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by our stockholders, whether through this vote or otherwise, and will consider the outcome of this vote when making future executive compensation decisions.
Recommendation of our Board
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers, including their ages, as of May 14, 2026:

Name	Age	Positions
Chaim Indig	47	Chief Executive Officer and Director
Balaji Gandhi	52	Chief Financial Officer
Evan Roberts	47	President, Provider Solutions
Allison Hoffman	55	General Counsel and Secretary
David Linetsky	46	President, Network Solutions
Amy Beth VanDuyn	53	Senior Vice President, Human Resources
Executive Officers
Please refer to “Proposal One: Election of Directors” for Mr. Indig’s biography.
Balaji Gandhi has served as our Chief Financial Officer since March 2023. In this role, Mr. Gandhi oversees the Company's budgeting, forecasting, financial reporting, financial analysis, internal controls and investor relations, bringing more than 20 years of healthcare finance and capital markets experience to Phreesia. He previously served as our SVP, Investor Relations from February 2021 to March 2023, having joined Phreesia in July 2019 as Vice President, Investor Relations in preparation for the Company's initial public offering. Prior to Phreesia, Mr. Gandhi served as Chief Financial Officer of Madaket Health, a cloud-based healthcare software-as-a-service company, and built his career across healthcare finance, investment research and corporate strategy. Mr. Gandhi's time on both the operating side and the capital markets side of healthcare gives him a distinctive perspective on connecting Phreesia's financial strategy to its mission of creating a better healthcare experience. Mr. Gandhi received his bachelor's degree from the University of Rochester and received his Master of Health Services Administration, Health Policy Analysis from The George Washington University.
Evan Roberts has served as our President, Provider Solutions since July 2025 and is a co-founder of Phreesia. In this role, Mr. Roberts oversees Phreesia's Provider business, including Customer Solutions, Customer Operations, Sales and Sales Development, bringing more than 20 years of leadership experience to the Company. Mr. Roberts previously served as Chief Operating Officer from January 2019 to June 2025, where he spearheaded the creation of the Company's contracted software development teams, led Phreesia's acquisitions and established Phreesia's India operations. Since co-founding Phreesia in January 2005, Mr. Roberts has held a series of senior leadership roles across the organization, including serving as the Company's first Chief Technology Officer and later leading Customer Solutions. Having touched every part of the business over two decades, Mr. Roberts remains deeply focused on building products and teams that make healthcare simpler for everyone. Mr. Roberts received his B.S. degree in Computer Engineering from Tufts University.
Allison Hoffman has served as our General Counsel and Secretary since August 2020. In this role, Ms. Hoffman manages the Company's Legal, Privacy and Compliance teams, bringing more than 25 years of legal and people-management experience to Phreesia. Prior to joining Phreesia, Ms. Hoffman served as Chief Legal and Administrative Officer at Intersection Parent, Inc., a digital technology company, where she oversaw both the legal and human resources functions. Throughout her career, Ms. Hoffman has served in dual legal and administrative leadership roles at public and private companies, including Martha Stewart Living Omnimedia, Inc., where she oversaw the company's sale, and began her legal career at Skadden, Arps, Slate, Meagher & Flom LLP. Ms. Hoffman also serves as a director of Network-1 Technologies, Inc. Ms. Hoffman received a B.A. in Psychology and a B.S. in Economics from the University of Pennsylvania and a Juris Doctor from the University of Chicago Law School.
David Linetsky has served as our President, Network Solutions since July 2025. In this role, Mr. Linetsky is responsible for cultivating Phreesia's partnerships with life sciences companies, advocacy groups, government agencies and other organizations, bringing nearly two decades of experience at

Phreesia and a deep background in data science and analytics to his leadership of the Company's network solutions business. Mr. Linetsky previously served as our Senior Vice President, Network Solutions from March 2019 to June 2025, during which time he built and led the Company's Life Sciences organization and founded Phreesia's data science team. Since first joining Phreesia in 2005, Mr. Linetsky has held a series of leadership roles spanning finance, analytics and data science, contributing to the Company's growth from a startup to a publicly traded healthcare technology company. With roots in academic mathematics, Mr. Linetsky combines analytical rigor with a deep understanding of the healthcare ecosystem to drive the Company's network solutions strategy. Mr. Linetsky received his B.S. degree in Mathematics from the University of Alberta and his M.Phil. degree in Mathematics and Logic from the Graduate Center of the City University of New York, where he was also a Ph.D. candidate in Mathematics and Logic.
Amy Beth VanDuyn has served as our Senior Vice President of Human Resources since March 2019 and brings more than 20 years of human resources experience to Phreesia, where she is responsible for the design and implementation of all talent strategies, policies and processes across the Company. She previously served as our Vice President of Human Resources from April 2010 until March 2019. Prior to joining Phreesia, Ms. VanDuyn worked in human resource leadership roles across many industries, including hospitality, SaaS and public relations, contributing to the growth and culture of companies at a variety of sizes and stages. Her passion lies in working closely with business leaders to define and implement talent strategies that align with their business goals, and creating environments where people can grow and excel in their careers. Ms. VanDuyn received her B.A. degree in Hospitality Business from Michigan State University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes our executive compensation program and the decisions during the fiscal year ended January 31, 2026 ("fiscal 2026") regarding the compensation for:
•Chaim Indig, our Chief Executive Officer;
•Balaji Gandhi, our Chief Financial Officer;
•Evan Roberts, our President, Provider Solutions;
•David Linetsky, our President, Network Solutions; and
•Allison Hoffman, our General Counsel and Secretary.
We refer to these executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as the “named executive officers” or "NEOs."
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each element of compensation that we provide. In addition, we explain how and why our compensation committee arrived at the specific compensation policies and decisions involving our NEOs during fiscal 2026.
This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation plans and arrangements. The actual compensation plans and arrangements that we adopt may differ materially from currently anticipated plans and arrangements as summarized in this Compensation Discussion and Analysis.
Executive Summary
We provide an integrated software, payments, and engagement platform designed to address three foundational challenges in healthcare delivery: access to care, affordability of care, and patient health outcomes. Our platform is embedded directly into provider workflows and patient interactions, enabling healthcare organizations to activate patients, streamline administrative processes, and improve financial performance across the care continuum. We serve a diverse group of healthcare organizations including ambulatory practices, health systems, and hospitals, as well as life sciences companies, government entities, patient advocacy, public interest and not-for-profit and other organizations. Our solutions support the patient journey from care discovery and scheduling through intake, payment, and post-visit follow-up.
Our compensation programs are designed to:
•attract, motivate, incentivize and retain employees at the executive level who contribute to our long-term success;
•provide compensation packages to our executives that are fair and competitive, reward high performance and the achievement of our business objectives and effectively align their interests with those of our stockholders; and
•effectively align our executives' interests with those of our stockholders by focusing on long-term equity incentives (both time-based and performance-based) that correlate with the growth of sustainable long-term value for our stockholders.
Our executive compensation program is structured to support our culture of accountability and fiscal responsibility and is results-driven. To align our executive officers’ interests with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of each executive officer’s target annual total direct compensation opportunity is “at-risk” for performance, meaning the amounts paid to each executive officer will vary based on our Company performance and their contributions to that performance.

We emphasize performance-based compensation (i) that rewards our executive officers for delivering financial, operational, and strategic results relative to pre-established annual goals through our cash bonus plan and (ii) that rewards our executive officers based on our total shareholder return (“TSR”) performance relative to the Russell 3000 stock index through awards of relative TSR performance stock units (“PSUs”).
To help retain our executive team, we also grant our executive officers equity awards using service-based vesting restricted stock units (“RSUs”) with a four-year vesting schedule.
We evaluate our executive compensation philosophy and executive compensation program, including design and competitiveness, at least annually and as circumstances require. We also consider the results of our annual non-binding, advisory vote on the compensation of our NEOs ("say-on-pay") and shareholder feedback. At our 2025 annual meeting, our say-on-pay proposal received approximately 91% of votes cast. We did not make any changes to our executive compensation program or policies directly as a result of this vote.
Fiscal Year 2026 Business Highlights
•Total revenue was $480.6 million in fiscal year 2026, up 14% year-over-year.
•Average number of healthcare services clients ("AHSCs") were 4,514 in fiscal 2026, up 7% year-over-year.
•Total revenue per AHSC was $106,467 in fiscal 2026, up 7% year-over-year.
•Net income was $2.3 million in fiscal year 2026, as compared to net loss of $58.5 million in fiscal year 2025.
•Adjusted EBITDA was $101.5 million in fiscal 2026, as compared to $36.8 million in fiscal 2025.
•Net cash provided by operating activities was $80.8 million in fiscal 2026, as compared to $32.4 million in fiscal 2025.
•Free cash flow was $57.4 million in fiscal 2026, as compared to $8.3 million in fiscal 2025.
•Cash and cash equivalents as of January 31, 2026 was $73.8 million, as compared to $84.2 million as of January 31, 2025.
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we provide investors with certain non-GAAP financial measures, including Adjusted EBITDA. For a full reconciliation of our non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP, please see the “Non-GAAP Financial Measures” in Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our 2026 Annual Report and Exhibits 99.1 and 99.2 to our Current Report on Form 8-K filed with the SEC on March 30, 2026.
Highlights of Fiscal 2026 Executive Compensation Program
Consistent with our performance and compensation objectives for fiscal 2026, our compensation committee took the following key actions relating to the compensation of our NEOs for fiscal 2026:
Base Salary – Approved no increases to fiscal 2026 NEO annual base salaries. Our NEOs are paid salaries below the median in the peer group data reviewed by the compensation committee, although there is no formal target market position.
Bonus Plan – The bonus plan payout was formulaic, with no adjustment to results, pre-established goals or payouts to the bonus earned for the first half of the year (30% weighting) and for the full fiscal year (70% weighting). The formulaic bonus payout for the 30% weighted first half of fiscal 2026 was 153.4% and the formulaic bonus payout for the 70% weighted annual fiscal 2026 portion of the bonus was 134.7%. This resulted in a combined 140.3% weighted average payout for the full fiscal year 2026 bonus.
This was the formulaic outcome based on performance against the original bonus plan goals, which were 209% and 13% higher than the previous year's EBITDA and revenue goals, including strong revenue growth of 14% year-over-year and the planned increase in Adjusted EBITDA year over year. There were no discretionary adjustments made to variable bonus payments by the compensation committee.
The fiscal 2026 bonus plan included an option prior to the start of the year to elect that any earned bonus be paid out in fully vested RSUs with a 15% premium due to the lack of liquidity and market risk associated with RSUs. The bonus RSUs paid to our Chief Executive Officer and our President, Provider Solutions are subject to a one-year holding period before they can be sold to ensure that they maintain ownership beyond the vesting and payout dates to align them with shareholders.
Target equity grants in fiscal 2026 were determined as a number of units for each NEO, informed by competitive benchmarking of equity compensation as a percentage of the Company, prior year grant levels, and each NEO's role within our leadership structure – Awards were granted to our executive officers as a mix of RSUs with back loaded four-year annual installment vesting (10% on the first anniversary of the grant, 20% on the second anniversary of the grant, 30% on the third anniversary of the grant, and 40% on the fourth anniversary of the grant) and relative TSR PSUs with a performance period of 2.5 years for 50% of such PSUs and a performance period of three years for the other 50% of such PSUs. The earned relative TSR PSUs cliff vest after three-years based on performance against the Russell 3000 stock index. Our Chief Executive Officer was granted 50% of his target equity grant in the form of PSUs to emphasize performance-based compensation, and our other NEOs were granted 40% of their target equity grants in the form of PSUs, further aligning them with the performance of our stock price and the interests of our shareholders. Our compensation committee approved the target number of units for each NEO in October 2025, with grants effective December 5, 2025. This unit-based approach to setting equity grants was designed to provide stability in grant levels relative to prior years and to manage dilution, rather than allowing fluctuations in our stock price to drive significant changes in the number of RSUs and PSUs granted from year to year. The PSUs will use the 20-day volume weighted average price per share (the "20-day VWAP") to determine relative TSR performance at the end of each performance period.
Total Direct Compensation – Target total direct compensation for fiscal 2026, with equity valued at the closing stock price on the grant date for reference purposes, was below the median of the Fiscal 2026 Peer Group data for all NEOs, including our Chief Executive Officer.
Fiscal 2026 Executive Compensation Policies and Practices
Our executive compensation policies and practices reinforce our pay-for-performance philosophy and align with sound governance principles. Listed below are highlights of our fiscal 2026 compensation policies and practices.

What we do	What we do not do
☑ Align executive compensation with performance	☒ No tax gross-ups on severance or change in control benefits

☑ Use equity-based compensation to deliver a majority of the total compensation of our executive officers to further align their interests with those of our stockholders	☒ No guaranteed bonuses or base salary increases

☑ Grant PSUs based on 2.5 year and three-year TSR performance relative to substitute investments	☒ No post-termination retirement, pension or deferred compensation benefits

☑ Use “at risk” compensation, in the form of cash bonus and PSUs to align our executive officers’ interests with the interests of our stockholders	☒ No strict benchmarking of compensation to a specific percentile

☑ Maintain a compensation committee consisting solely of independent directors with extensive relevant experience	☒ No hedging or pledging of securities by any employees or directors

☑ Conduct an annual review of our executive compensation strategy, competitiveness and peer group	☒ No perquisites, health, or other benefits, other than those that are generally available to our employees

☑ Retain an independent compensation consultant who reports directly to our compensation committee
☑ Maintain stock ownership guidelines for our directors and executive officers
☑ Maintain a New York Stock Exchange compliant clawback policy that allows us to recover excess compensation received by our Executive Officers in the event of a material financial restatement
Role of the Compensation Committee
Our compensation committee is responsible for the compensation programs provided to our executive officers and reports to our Board on its discussions, decisions, and other actions. These responsibilities include setting executive officer base salaries, annual cash bonus opportunities, target equity compensation, employment offers (including post-employment compensation arrangements), severance arrangements, and other compensation, perquisites, and other personal benefits, if any. The compensation committee’s review of the salary levels, annual cash bonus opportunities, and target long-term incentive compensation opportunities of our executive officers generally occurs in the third or fourth fiscal quarter.
Our Chief Executive Officer makes compensation recommendations to our compensation committee for each of our executive officers, other than with respect to his own compensation. These recommendations cover each executive officer’s total target direct compensation, consisting of base salary and short-term and long-term compensation, including equity incentives. In making these recommendations, our Chief Executive Officer considers a variety of factors, including our results, the executive officer’s individual contribution toward these results, the executive officer’s role and performance of such executive officer's duties and the executive officer's achievement of individual goals, as well as the relative compensation among other officers. Our compensation committee reviews the recommendations of our Chief Executive Officer and other data, including publicly-available data of our peer group. Our compensation committee then determines the target total direct compensation, and each element thereof, for each of our executive officers other than our Chief Executive Officer, and recommends our Chief Executive Officer's total direct compensation to the independent members of our Board. While our Chief Executive Officer attends certain meetings of our compensation committee, our compensation committee meets outside the presence of our Chief Executive Officer when discussing his compensation and when discussing certain other matters as well.
Role of the Compensation Consultant
Our compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our executive compensation programs and related policies. In the fiscal year ended January 31, 2026, the compensation committee continued to retain FW Cook, Inc. ("FW Cook") to provide it with market information, analysis and other advice relating to executive compensation on an ongoing basis. The compensation committee engaged FW Cook to, among other things, assist in developing a group of peer companies to help us determine overall compensation for our executive officers, as well as to assess each separate element of compensation. The goal was to ensure that the compensation we offer to our executive officers, individually as well as in the aggregate, is competitive and aligned with our business and executive talent requirements while being appropriate relative to our peer group.
We do not believe the retention of, and the work performed by, FW Cook creates any conflict of interest, because FW Cook performs no other work for the Company besides advising the compensation committee.
Competitive Position
The compensation committee reviews and considers the compensation levels and practices of a group of comparable healthcare IT and SaaS companies. The companies in this compensation peer group were selected based on their similarity to us in characteristics such as market capitalization, size, shareholder return and industry focus.
In June 2025, with the assistance of FW Cook, the compensation committee developed a compensation peer group to reflect our key financial attributes and recognize our business focus. For fiscal 2026, the executive compensation peer group consisted of the companies identified below, as recommended by FW Cook and approved by the compensation committee. The companies in this executive compensation peer group were selected because they had similar business models, may compete with us for executive talent and investors, and also had similar average market capitalization compared to our June 2025 valuation.
The primary criteria for our peers were that they are in the software industry and their market capitalization was similar to ours. We focused on market capitalization as it drives grant values and because revenue and earnings lag for several years in a subscription-based, high growth company like ours. Our market capitalization was near the median of this group at the time our peers were selected. The compensation committee viewed the peer group as generally reflecting both our labor market and size at the time the peer group was approved.

Fiscal 2026 Peer Group
A10 Networks	Fastly*	PagerDuty
Alarm.com	Flywire*	Privia Health Group*
Astrana Health*	GoodRx*	Progress Software
AvidXchange*	Intapp	PROS Holdings
Bandwidth	Jamf	Q2
Digital Turbine	Kinaxis*	Verint Systems
E2open Parent	LiveRamp	Weave Comm*
EverCommerce*	N-able	Xometry*
Evolent Health*	nCino Communications*
*Added to our peer group for fiscal 2026.

We added the indicated companies to the peer group for fiscal 2026 to help ensure a robust and well-balanced group that better aligns with our market capitalization. Market data from the peer group was used as a reference point for the compensation committee to assess our current compensation levels in its deliberations on compensation forms and amounts.
The compensation committee reviews our compensation peer group annually and may make adjustments to its composition, considering changes in both our business and the businesses of the companies in the peer group.
Elements of our Executive Compensation Program
Base Salaries
We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our NEOs. We establish the initial base salaries of our executive officers after considering the relevant position, qualifications, experience, and the base salaries of our other executive officers. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, experience, and our philosophy of emphasizing performance-based compensation over salaries.
In December 2024, the compensation committee reviewed the base salaries of our executive officers considering a market analysis prepared by FW Cook, the recommendations of our management team, and other factors like the stock price reduction. The compensation committee does not benchmark base salary to any specific percentile, but it generally reviews the market median when considering salary changes. Our Chief Executive Officer and other NEOs' fiscal 2026 base salaries were kept the same as their fiscal 2025 base salaries and are all below the market median.
The base salaries of our NEOs during fiscal 2025 and 2026 were below the median of the Fiscal 2026 Peer Group data for each position, as follows:
Base Salaries

Named Executive Officer	Fiscal 2025 Base Salary ($)	Fiscal 2026 Base Salary ($)	Increase from Fiscal 2025 (%)
Chaim Indig	$515,000	$515,000	—%
Balaji Gandhi	400,000	400,000	—%
Evan Roberts	400,000	400,000	—%
David Linetsky	400,000	400,000	—%
Allison Hoffman	350,000	350,000	—%
Cash Incentive Bonuses
Our executive officers, including our NEOs, are eligible for bonuses pursuant to our Senior Executive Cash Incentive Bonus Plan, which provides for a bi-annual bonus payout based upon achievement of predetermined Company performance targets, including revenue and Adjusted EBITDA. 30% of the bonus is based on results for the first half of our fiscal year and the remaining 70% is based on results for the full fiscal year. The year is divided to drive operational immediacy and to recognize the challenge of setting goals in a high growth company; however, performance for the full fiscal year has a higher weighting than the first fiscal half because the Company believes that annual results make a bigger difference in driving long-term stock price performance.
Each NEO was assigned a target annual cash incentive compensation opportunity under our Senior Executive Cash Incentive Bonus Plan, which was calculated as a percentage of annual base salary for fiscal 2026. In December 2024, the compensation committee reviewed the target annual cash incentive compensation opportunities of our executive officers. The compensation committee generally references the median within our peer group when assessing and making determinations of target annual cash opportunities (base salary plus target bonus) for our executive officers, and target cash compensation for all of our NEOs was below the median in fiscal 2026. The compensation committee maintained the target annual cash incentive compensation opportunities for Mr. Indig at 100% of his fiscal 2026 annual base salary and maintained target annual cash incentive compensation opportunities for Messrs. Gandhi, Roberts, Linetsky and Ms. Hoffman at 75%, 75%, 75%, and 71% respectively, of their fiscal 2026 annual base salaries.
Target Performance-Based Incentive for Fiscal 2026

Named Executive Officer	Base Salary ($)	Target Annual Performance-Based Incentive as Percent of Base Salary(1)	Target Performance-Based Incentive Under the Bonus Plan ($)
Chaim Indig	$515,000	100%	$515,000
Balaji Gandhi	400,000	75%	300,000
Evan Roberts	400,000	75%	300,000
David Linetsky	400,000	75%	300,000
Allison Hoffman	350,000	71%	250,000
_______________________
(1)Rounded to the nearest percentage.

Fiscal 2026 Incentive Bonus Plan Design
The compensation committee approved the Senior Executive Cash Incentive Bonus Plan performance measures, the related goals and the payment earnout funding schedules for each of the performance measures for the two halves of the fiscal 2026 bonus plan in April 2025 (30% weighting for the first fiscal half performance and 70% weighting for the full fiscal year performance). The performance goals for our Senior Executive Cash Incentive Bonus Plan were based entirely on our corporate achievement against two corporate performance measures for our business: revenue (50% weighting) and Adjusted EBITDA (50% weighting). These performance measures (and their relative weighting) are designed to balance profitability and efficiency with growth. The performance goals for the two performance measures, as well as the weighting of the two measures, were set by our compensation committee, and bonuses for the first half of and full fiscal year 2026 were calculated based on the pre-established formula with no discretionary adjustments.
The goals for each of these performance measures were reviewed and approved by our compensation committee, with input from our management. These goals were set to be achievable through diligent effort, and to reward strong management performance in light of our strategic objectives, industry and economic conditions, and financial trends at the time the target levels were set. Our performance measures are defined as follows:
Revenue means GAAP revenue reported in our statements of operations.
Adjusted EBITDA means net income or loss before interest expense, interest income, income tax expense (benefit), depreciation and amortization, stock-based compensation expense, loss on extinguishment of debt, other expense (income), net and certain other items that are not considered to reflect our operating activities and performance within the ordinary course of business, such as acquisition- and restructuring-related costs.
The target performance levels required for 100% achievement for the corporate performance measures under our Senior Executive Cash Incentive Bonus Plan for the first half of fiscal 2026 were $231 million for revenue and $37.50 million for Adjusted EBITDA. The target levels required for 100% achievement for the corporate performance measures under our Senior Executive Cash Incentive Bonus Plan for full fiscal 2026 were $472 million for revenue and $88.00 million for Adjusted EBITDA. These target performance levels reflect meaningful year-over-year growth over our fiscal 2025 results. The full-

year revenue target of $472 million represents approximately 12% growth over fiscal 2025 revenue of $419.8 million, and the full-year Adjusted EBITDA target of $88.00 million represents approximately 139% growth over fiscal 2025 Adjusted EBITDA of $36.8 million. Similarly, the first-half revenue target of $231 million represented approximately 14% growth over the comparable prior-year period revenue of $203.3 million, and the first-half Adjusted EBITDA target of $37.50 million represented approximately 254% growth over the comparable prior-year period Adjusted EBITDA of $10.6 million. The full-year Adjusted EBITDA target of $88.00 million was set at the top end of the Company's initial public Adjusted EBITDA outlook range of $78 million to $88 million, further reflecting the compensation committee's intent to set targets at an ambitious level. Our NEOs were eligible for annual incentive compensation payouts based on revenue for first half and full fiscal 2026 only if we met or exceeded 96.7% of the revenue goal, and they were eligible for annual incentive compensation payouts based on Adjusted EBITDA for full fiscal 2026 only if we met or exceeded 83.3% of the Adjusted EBITDA goal. Revenue achievement of 104.3% of the revenue goal and 118.2% of the Adjusted EBITDA goal each result in a maximum payout of 200%. Total payouts were capped for each measure at 200% of the target annual cash incentive opportunity to manage potential incentive compensation costs and balance our focus on short-term performance and long-term performance by avoiding an over-emphasis on our short-term rewards.
We allow all employees that participate in the Senior Executive Cash Incentive Plan, including our NEOs, to choose to be paid 0%, 50% or 100% of their earned cash incentive bonus in the form of fully-vested RSUs. The number of RSUs is determined using the closing price of our shares on the NYSE on the date that such RSUs are granted when incentive plan earnouts are known at the end of the performance periods. Any portion of a participant's earned cash incentive bonus paid in RSUs is paid out at a 15% premium to recognize additional stockholder and liquidity risk. The premium is similar to the amount the Company would pay to an outsider to underwrite equity financing, which is similar to paying employees in stock, rather than cash, for an earned cash incentive award. Bonus RSUs granted to our Chief Executive Officer and to our President, Provider Solutions are subject to a one-year holding period requirement after the reduction of the initial grant amount for any shares withheld or sold to cover applicable taxes.
Performance in Fiscal 2026 and Resulting Bonus Payouts
Our compensation committee assessed performance and determined payouts under our Senior Executive Cash Incentive Bonus Plan measuring actual performance against pre-established performance goals for the performance period. For the first half of fiscal 2026, which had a 30% weighting, we exceeded our performance goals, resulting in a total bonus funding percentage for the first half goals of 153.4%.
Target Bonuses Funded in the First Fiscal Half of 2026 (30% Weighting)

Performance Measure	Goal ($ in thousands)	Result ($ in thousands)	Actual Achievement of Goal (%)	Payout Based on Plan (%)
Revenue	$230,500	$233,191	101.2%	126.9%
Adjusted EBITDA	$37,500	$42,948	114.5%	179.9%
For the full fiscal year 2026, which has a 70% weighting in the overall bonus payment, we exceeded the performance goals under the Senior Executive Cash Incentive Bonus Plan and the resulting total funding percentage was 134.7% of the bonus target for the annual portion.

Target Bonuses Funded in the Second Half of Fiscal 2026 (70% Weighting)

Performance Measure	Goal ($ in thousands)	Result(1) ($ in thousands)	Actual Achievement of Target (%)	Payout Based on Plan (%)
Revenue	$472,000	$470,912	99.8%	93.6%
Adjusted EBITDA	$88,000	$99,673	113.3%	173.0%
_____________________
(1)The results of the AccessOne Acquisition, which closed in the fourth quarter of fiscal 2026, were excluded from full fiscal year 2026 performance results for purposes of the payout determination.
The overall weighted average payout for fiscal 2026 was 140.3%, including both of the 153.4% for the first half fiscal 2026 payout (which has a 30% weighting) and the 134.7% payout for the annual portion (which has a 70% weighting). The total payouts to our NEOs under the Senior Executive Cash Incentive Bonus Plan in fiscal 2026 who elected fully vested RSUs were paid at a 15% premium. Awards were as follows:

Named Executive Officer	Fiscal 2026 Target Annual Performance-Based Incentive Compensation Opportunity ($)	Actual Weighted Fiscal 2026 Incentive Earned at 140.3%Target Opportunity ($)	Fiscal 2026 Actual Performance-Based Incentive Compensation Paid as Cash ($)	Fiscal 2026 Actual Performance-Based Incentive Compensation Paid as Equity ($)
Chaim Indig (1)	$515,000	$722,545	$—	$830,927
Balaji Gandhi (1)	300,000	420,900	—	484,035
Evan Roberts (1)	300,000	420,900	—	484,035
David Linetsky (2)	300,000	420,900	210,450	242,018
Allison Hoffman (1)	250,000	350,750	—	403,363
_______________________
(1)At the beginning of fiscal 2026, each of our NEOs, except Mr. Linetsky, elected to receive 100% of their cash bonuses in fully-vested RSUs, paid at a 15% premium to the earned cash bonus amount. This ability to convert cash bonus to RSUs was offered to all of our bonus eligible employees. Our Chief Executive Officer and our President, Provider Solutions are required to hold their vested bonus shares (excluding any shares withheld or sold to cover taxes) for at least one year after the grant date.
(2)At the beginning of fiscal 2026, Mr. Linetsky elected to receive 50% of his cash bonus in fully-vested RSUs, paid at a 15% premium to his earned cash bonus amount.
Equity Compensation
Our equity grant program is intended to align the interests of our NEOs with those of our stockholders and to motivate them to make important contributions to our performance. Equity grants with a time-based vesting feature are awarded to promote executive retention, while performance equity rewards for outperforming alternative investments that could have been made by our stockholders.
During the fiscal year ended January 31, 2026, we granted RSUs and PSUs to our NEOs. Vesting for RSUs provided to our NEOs is back loaded to require longer term employment and share retention and is as follows: 10% of the RSUs vest on the first anniversary of the grant, 20% of the RSUs vest on the second anniversary of the grant, 30% of the RSUs vest on the third anniversary of the grant, and 40% of the RSUs vest on the fourth anniversary of the grant. The back-weighted vesting of our RSUs is emphasized to maximize their retentive value and to promote a longer-term horizon for our management team. PSUs granted to our NEOs cliff vest three years after the grant to the extent they are earned for relative TSR performance.

In fiscal 2026, we granted PSUs as part of our annual equity award program for our executive officers. Our compensation committee reaffirmed its commitment to aligning our NEOs' compensation with the interests of our shareholders by maintaining a high 50% proportion of PSUs to RSUs for our Chief Executive Officer's fiscal 2026 equity grant, therefore placing a significant portion of his compensation "at risk" based on the future performance of our stock price compared to the companies in the Russell 3000 stock index at the time of grant. Our Chief Executive Officer was granted target PSUs for 50% of his target annual equity grants in order to align his rewards from equity with the long-term performance of the Company for shareholders. In addition, Messrs. Gandhi, Roberts and Linetsky and Ms. Hoffman were each granted target PSUs for 40% of their respective target annual equity awards. We believe that PSUs further align the interests of our NEOs and our shareholders by providing our NEOs with exposure to stock price performance relative to alternative investments.
Each PSU cliff vests three years from the grant date if the performance condition is met and if the award recipient continues to be employed at Phreesia on the three-year vesting date. Performance conditions for the PSUs are measured as follows: 50% of the PSUs are measured 2.5 years following the grant date, and the remaining 50% of the PSUs are measured six months later on the date that is three years following the grant date. Both tranches of earned PSUs cliff vest after three years. The bifurcated performance periods of 2.5 years and three years are meant to neutralize the effect of short-term price volatility inherent in a point-to-point measure. The Company’s target performance level requires the 2.5-year and three-year TSRs to be above the median, so PSUs are earned at target if TSR performance is at the 55th percentile relative to the constituents of the Russell 3000 stock index. Measurement uses the 60-day VWAP immediately prior to the start of each performance period and uses the 20-day VWAP immediately prior to the last day of each performance period to neutralize the effect of daily price volatility on the final outcome. Awards may be earned between 0% and 220% of target as described in the following table; however, there is no ability to earn awards above the target level if three-year relative TSR is negative. If the TSR for the second (three-year) performance measurement period is negative, the sum of the awards for both performance measurement periods cannot exceed 100%.

Earn out (% Target)	Relative TSR
220.0%	90P
185.7%	80P
151.4%	70P
100.0%	55P
81.4%	45P
62.9%	35P
44.3%	25P
35%	20P
0%	Below 20P
•Vesting subject to interpolation for TSR between the 20th percentile and the 90th percentile
•If the TSR for the second (three-year) performance measurement period is negative, then the sum of the awards for both performance measurement periods may not exceed 100%.
The target number of PSUs granted is determined by the compensation committee based on a review of competitive equity data, prior year grant levels, and each NEO's position within our leadership structure. The compensation committee approved a target number of units for each NEO, rather than a dollar value, in order to manage dilution and provide consistency in grant levels regardless of short-term stock price fluctuations. The value reported in the Summary Compensation Table is estimated using a Monte Carlo Simulation model and is not necessarily the same as the target value. We believe that PSUs further align our executive officers’ interests with those of our shareholders in order to create shareholder value, both based on the performance of the underlying business, and based on share price performance. The target equity awards approved for our NEOs were as follows:

Named Executive Officer	Target PSUs (#)	Target RSUs (#)	Total Target Equity Grant (# of shares)
Chaim Indig	130,000	130,000	260,000
Balaji Gandhi	44,000	66,000	110,000
Evan Roberts	44,000	66,000	110,000
David Linetsky	44,000	66,000	110,000
Allison Hoffman	30,000	45,000	75,000
The PSUs that we granted to our NEOs in fiscal 2023 completed their three-year performance period during fiscal 2026. None of these 2023 PSUs were earned because three-year performance was below the 20th percentile relative to constituents of the Russell 3000 stock index and no adjustments were made to this earnout by our Board.
Total Direct Compensation
In December 2024, our compensation committee determined fiscal 2026 target total direct compensation for each of our NEOs, except for the equity portion of target total direct compensation, which was approved by the compensation committee in October 2025 as a target number of units, with grants effective December 5, 2025. Target total direct compensation is the total target value of each NEO's (i) base salary, (ii) target bonus, excluding the 15% premium received if that bonus is elected to be paid in equity, and (iii) target equity compensation, with equity valued at the closing stock price on the grant date for reference purposes. Target total direct compensation for fiscal 2026 was below the median of the Fiscal 2026 Peer Group data for all NEOs including our Chief Executive Officer.
Target Total Direct Compensation

Named Executive Officer	Fiscal 2025 Target Total Direct Compensation ($ in thousands)	Fiscal 2026 Target Total Direct Compensation ($ in thousands)[1]	Increase (Decrease) (%)
Chaim Indig	$6,030	$6,305	5%
Balaji Gandhi	3,000	2,932	(2)%
Evan Roberts	3,000	2,932	(2)%
David Linetsky	3,000	2,932	(2)%
Allison Hoffman	2,125	2,122	—%
______________________
(1)Target equity compensation reflects the target number of shares approved by the compensation committee, valued at the closing stock price of $20.29 on the grant date of December 5, 2025, for purposes of calculating target total direct compensation. This valuation differs from the grant date fair value of PSUs reported in the Summary Compensation Table, which is calculated using a Monte Carlo simulation model in accordance with ASC 718.
The compensation committee assesses and determines the amount of cash and equity compensation for our executive officers as part of its annual compensation review and after considering context from a competitive market analysis prepared by FW Cook, the recommendations of our Chief Executive Officer (except with respect to his own compensation), the outstanding equity holdings of each executive officer, the relative level of each officer within our leadership structure, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”), and the total potential dilution to stockholders (our “overhang”) in relation to the companies in our compensation peer group. The compensation committee's unit-based approach to determining equity grants is informed by this analysis and is designed to provide year-over-year consistency in grant levels while managing dilution, rather than allowing stock price volatility to create significant variances in the number of PSUs and RSUs granted.
Our compensation committee has also adopted an “Equity Award Grant Policy.” Under this policy, we generally grant equity awards on a regularly scheduled basis to enhance the effectiveness of our internal control over our equity award grant process. Pursuant to the Equity Award Grant Policy, our compensation committee has delegated certain limited authority to an equity committee, made up of our Chief Executive Officer, Chief Financial Officer and Senior Vice President, Human Resources to grant routine new hire or promotion equity awards to employees within equity guidelines reviewed and approved from time to time by our compensation committee and subject to other limitations and requirements. The equity committee may not grant equity awards to its members, to employees who are subject to the reporting and other provisions of Section 16 of the Exchange Act, or to employees that report to our Chief Executive Officer. Grants of equity awards are generally made monthly and will be effective on the date such grant is approved by our compensation committee or equity committee, as applicable.
Executive Stock Ownership Guidelines
To further align the interests of our directors and executive officers with those of our shareholders, our Board has adopted stock ownership guidelines. Under these guidelines, our Chief Executive Officer must own Phreesia stock with a value at least equal to six times his annual base salary. Our other executive officers must own stock with a value at least equal to their annual base salaries. Our executive officers may satisfy these guidelines by ownership of shares of our common stock and RSUs, each of which may be owned directly or indirectly by such executive officer. Stock options and performance contingent awards do not count towards the guideline. Our executive officers are required to achieve these ownership levels by the later of March 21, 2028 or five years after the date of such executive officer's appointment. All of our NEOs are making progress towards their achievement of these guidelines in the five-year time period.
Health and Welfare Benefits
Our NEOs are eligible to participate in all of our employee benefit plans offered to employees, including our medical, dental, life and disability insurance plans, in each case on the same basis as other employees of the same status.
Perquisites and Personal Benefits
We generally do not provide perquisites or personal benefits to our NEOs.
401(k) Plan
We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. All participants’ interests in their contributions are 100% vested when contributed. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The retirement plan is intended to qualify under Section 401(a) of the Code.
Employee Stock Purchase Plan
We provide additional long-term equity incentives through the ESPP, which was approved by our board in June 2019 and became effective immediately prior to the effectiveness of our registration statement filed in connection with our initial public offering. All of our employees, including our NEOs, may participate in our ESPP and may contribute, through payroll deductions, up to 15% of their earnings for the purchase of our common stock. The ESPP is implemented through a series of offerings to eligible employees. Each offering will have one or more purchase dates on which our common stock will be purchased for employees participating in the offering. Shares are purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of our common stock on the first date of an offering or (b) 85% of the fair market value of our common stock on the date of purchase.
Equity Grant Practices
As discussed above, we have adopted an Equity Award Grant Policy pursuant to which we generally grant equity awards on a regularly scheduled basis to enhance the effectiveness of our internal control over our equity award grant process. In accordance with our Equity Award Grant Policy, we generally grant equity awards to executive officers on a predetermined annual schedule at the end of our fourth fiscal quarter when the compensation committee also determines the other elements of our executive officers' compensation for the upcoming fiscal year.

In fiscal 2026, we did not grant awards of stock options, stock appreciation rights, or similar option-like instruments. We do not grant equity awards in anticipation of the release of material non-public information, and we do not time the release of material non-public information based on equity award grant dates or for the purpose of affecting the value of executive compensation. In addition, we do not take material non-public information into account when determining the timing and terms of such awards.
Insider Trading Policy and Anti-Hedging and Anti-Pledging Policies
Our Board has adopted an insider trading policy that governs purchases, sales and other dispositions of our securities by officers, board members, employees, and certain contractors. We believe that the policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable listing standards. Among other things, the insider trading policy prohibits those subject to the policy from engaging in transactions in our securities while aware of material nonpublic information about us. A copy of our insider trading policy was filed as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended January 31, 2025. In addition, it is our policy to comply with applicable insider trading laws, rules and regulations, and any exchange listing standards that apply to us when engaging in transactions in our securities.
Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Our insider trading policy prohibits all officers, Board members, employees, and certain contractors from engaging in derivative securities transactions, including hedging, with respect to Company securities. In addition, our insider trading policy prohibits all directors, executive officers and their most senior direct reports, and all employees in the Company’s finance and legal departments, from pledging Company securities as collateral, or holding Company securities in a margin account.
Compensation Recovery ("Clawback") Policy
In accordance with SEC and NYSE requirements, the Board has adopted an executive compensation recovery policy regarding the adjustment or recovery of certain incentive awards or payments made to current or former executive officers in the event that we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. In general, the policy provides that, unless an exception applies, we will seek to recover compensation that is awarded to an executive officer based on the Company’s attainment of a financial reporting measure during the three-year period prior to the fiscal year in which the restatement occurs, to the extent such compensation exceeds the amount that would have been awarded based on the restated financial results.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Code generally places a $1 million limit on the amount of compensation a public company can deduct in any one year for certain executive officers. While our compensation committee considers tax deductibility as one factor in determining executive compensation, our compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program, even if the awards are not deductible by us for tax purposes. On March 11, 2021, The American Rescue Plan Act of 2021 (the “ARPA”) was signed into law to assist in the economic and health recovery brought on by the COVID-19 pandemic. Beginning on or after January 1, 2027, the ARPA expands the applicability of Section 162(m) to also include the next five highest paid corporate officers so that the total number of covered employees subject to the $1 million deduction limitation will at least be 10.

Taxation of “Parachute” Payments
Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceed certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.
Section 409A of the Code
Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a traditional nonqualified deferred compensation plan for our executive officers, Section 409A of the Code does apply to certain severance arrangements, bonus arrangements and equity awards. We have structured all such arrangements and awards to executive officers in a manner to either avoid or comply with the applicable requirements of Section 409A of the Code.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our equity-classified stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all equity-classified share-based payment awards made to our employees and non-employee members of our board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient may never realize any value from such awards.
Executive Employment Arrangements
Chaim Indig
On January 25, 2021, we entered into a second amended and restated employment agreement with Chaim Indig, our Chief Executive Officer, which became effective on February 1, 2021. The second amended and restated employment agreement provides for at will employment and does not have a specific term. Mr. Indig currently receives a fiscal 2027 base salary of $565,000 per year, and he is eligible to receive an annual bonus with a target opportunity equal to $625,000. Mr. Indig remains subject to our standard employment, confidential information and invention assignment agreement.
Balaji Gandhi
On March 24, 2023, we entered into a second amended and restated employment agreement with Balaji Gandhi, our Chief Financial Officer, which became effective on March 24, 2023. The second amended and restated employment agreement provides for at will employment and does not have a specific term. Mr. Gandhi currently receives a fiscal 2027 base salary of $425,000 per year, and he is eligible to receive an annual bonus with a target opportunity equal to $375,000. Mr. Gandhi remains subject to our standard employment, confidential information and invention assignment agreement.
Evan Roberts
On January 25, 2021, we entered into a second amended and restated employment agreement with Evan Roberts, our President, Provider Solutions, which became effective on February 1, 2021. The second amended and restated employment agreement provides for at will employment and does not have a specific term. Mr. Roberts currently receives a fiscal 2027 base salary of $425,000 per year, and he is eligible to receive an annual bonus with a target opportunity equal to $375,000. Mr. Roberts remains subject to our standard employment, confidential information and invention assignment agreement.

David Linetsky
On January 25, 2021, we entered into a second amended and restated employment agreement with David Linetsky, our President, Network Solutions, which became effective on February 1, 2021. The second amended and restated employment agreement provides for at will employment and does not have a specific term. Mr. Linetsky currently receives a fiscal 2027 base salary of $425,000 per year, and he is eligible to receive an annual bonus with a target opportunity equal to $375,000. Mr. Linetsky remains subject to our standard employment, confidential information and invention assignment agreement.
Allison Hoffman
On January 25, 2021, we entered into an amended and restated employment agreement with Allison Hoffman, our General Counsel and Secretary, which became effective on February 1, 2021. The amended and restated employment agreement provides for at will employment and does not have a specific term. Ms. Hoffman currently receives a fiscal 2027 base salary of $375,000 per year, and she is eligible to receive an annual bonus with a target opportunity equal to $325,000. Ms. Hoffman remains subject to our standard employment, confidential information and invention assignment agreement.
Executive Change of Control and Severance Benefits
Each of our NEOs’ employment agreements provides that, in the event the executive’s employment is terminated by us without “cause” (as defined in the agreement) outside of a “change in control” (as defined in the agreement) or if the executive terminates employment for “good reason” (as defined in the agreement), then subject to the execution and effectiveness of a separation agreement and a general release of claims in our favor, the executive is entitled to receive (i) continuation of the executive’s base salary for 12 months (18 months for Mr. Indig) and the executive’s pro-rated bonus for the year of termination based on actual performance, (ii) acceleration of all unvested time-based stock options and stock-based awards (“Time-Based Equity Awards”) that would vest in the 12-month period following the date of termination (18 months for Mr. Indig), and (iii) subject to the executive’s co-payment of premium amounts at the applicable active employee’s rate and the executive’s proper election to receive benefits under COBRA, a monthly payment equal to the monthly employer contribution that we would have made to provide health insurance to the executive if the executive had remained employed by us until the earlier of 12 months (18 months for Mr. Indig) following the date of termination, the executive’s eligibility for group medical plan benefits under another employer’s group medical plan, or the executive’s continuation rights under COBRA terminates.
Each of our NEOs’ employment agreements provides that 50% of each executive’s Time-Based Equity Awards will accelerate and become exercisable upon a Change in Control (as defined in the agreement), and the remaining unvested Time-Based Equity Awards will accelerate and become exercisable on the first anniversary of the Change in Control, subject to the executive’s continued service through such date. In addition, if the executive is terminated within 24 months following a Change in Control, all remaining Time-Based Equity Awards will accelerate and become exercisable upon termination and, in lieu of the severance payments and benefits described in the preceding paragraph, (i) Mr. Indig will be entitled to receive (A) two times the sum of his base salary and target bonus for the then-current year, (B) a prorated target bonus for the year in which termination occurs and (C) subject to his election to receive COBRA benefits and his co-payment of premiums amounts at the active employee rate, up to 18 months of COBRA benefits, and (ii) each of Messrs. Gandhi, Roberts, Linetsky, and Ms. Hoffman will be entitled to receive (A) one and one-half times the sum of their respective base salary and target bonus for the then-current year, (B) a prorated target bonus for the year in which termination occurs and (C) subject to election to receive COBRA benefits and co-payment of premiums amounts at the active employee rate, up to 18 months of COBRA benefits. The receipt of such payments and benefits are all subject to execution and non-revocation by the executive of a separation agreement and release in a form and manner satisfactory to us.
If any of the payments provided for under the employment arrangements or otherwise payable to the executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax under Section 4999 of the Code, the executive officer would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to such executive officer. We are not required to provide any tax gross-up payments to the executive officer.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The Compensation Committee of Phreesia, Inc. has reviewed and discussed with management the “Compensation Discussion and Analysis” section included in this Proxy Statement required by Item 402(b) of Regulation S-K under the Exchange Act with management, and based on such review and discussion, the compensation committee recommended to our Board that this “Compensation Discussion and Analysis” section be included in this Proxy Statement for the 2026 Annual Meeting.

Respectfully submitted,

THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS OF
PHREESIA, INC.

Michael Weintraub, Chair
Edward Cahill
Gillian Munson

The information contained in this compensation committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act, or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that we specifically incorporate this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Compensation Tables

Fiscal 2026 Summary Compensation Table
The following table provides information regarding the total compensation, for services rendered in all capacities, that was earned by our NEOs during the fiscal years ended January 31, 2026, 2025, and 2024.

Name and Principal Position	Year	Salary ($)(7)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation($)	Total ($)
Chaim Indig, Chief Executive Officer	2026	515,000	7,562,706	(3)	—	—	8,077,706
	2025	515,000	9,996,050	(3)	—	—	10,511,050
	2024	495,027	7,778,280	(3)	—	—	8,273,307
Balaji Gandhi, Chief Financial Officer	2026	400,000	3,258,873	(4)	—	—	3,658,873
	2025	400,000	4,119,429	(4)	—	—	4,519,429
	2024	369,904	5,543,313	(4)	—	—	5,913,217
Evan Roberts, President, Provider Solutions	2026	400,000	3,258,873	(5)	—	—	3,658,873
	2025	400,000	4,119,429	(5)	—	—	4,519,429
	2024	384,487	4,115,206	(5)	—	—	4,499,693
David Linetsky, President, Network Solutions	2026	400,000	3,016,752	(5)	210,465	—	3,627,217
	2025	400,000	3,896,713	(5)	197,340	—	4,494,053
	2024	384,487	3,912,412	(5)	177,315	—	4,474,214
Allison Hoffman, General Counsel	2026	350,000	2,295,335	(6)	—	—	2,645,335
	2025	350,000	2,617,637	(6)	—	—	2,967,637
	2024	336,426	2,703,860	(6)	—	—	3,040,286
_______________________
(1)    The amounts reported represent the aggregate grant date fair value of the RSUs and PSUs awarded to our NEOs during the applicable fiscal year, including their first half and full year fiscal 2026 bonuses that were paid in shares at a 15% premium to cash, if so elected, as computed in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the RSUs and PSUs reported in this column are set forth in the notes to our financial statements included in our 2026 Annual Report. The amounts reported in this column reflect the accounting cost for the RSUs and PSUs and do not correspond to the actual economic value that may be received by the NEO upon vesting, settlement or sale of any of the underlying shares of our common stock.
(2)    The amounts reported represent the incentive bonuses earned by the NEO during the applicable fiscal year, based upon the achievement of certain individual and Company metrics pursuant to the terms and conditions of our Senior Executive Cash Incentive Bonus Plan. At the beginning of fiscal 2026, each of our NEOs elected to receive 100% of their cash bonuses in fully-vested RSUs at a premium of 15% to the earned cash bonus amount for the bonus payment of fiscal 2026 (except for Mr. Linetsky, who elected to receive 50% of his cash bonus in fully-vested RSUs and 50% in cash), and that portion of each NEO's bonus paid as fully-vested RSUs is reflected under the Stock Awards column. For Messrs. Indig, Gandhi, Roberts, Linetsky, and Ms. Hoffman, the fiscal 2026 bonus amount that was paid in RSUs and is reflected in the Stock Awards column is $831,306, $484,233, $484,233, $242,112, and $403,535, respectively.
(3)    We granted Mr. Indig PSUs during fiscal 2024, 2025 and 2026. We estimate the grant date fair value of PSUs for fiscal 2024, 2025 and 2026 using a potential payout of zero to 2.2 shares of common stock based on the Company’s TSR relative to a peer group of companies on the Russell 3000 stock index. The Company estimates the fair value of the PSUs using a Monte Carlo Simulation model which projected TSR for Phreesia and each member of the peer group (i) over the three-year performance period for the 2024 PSUs and (ii) 50% over each of the 2.5-year and three-year performance periods for the 2025 and 2026 PSUs. The grant date fair value for Mr. Indig included within the Stock Awards column, based on the probability of outcomes of the awards is $3,798,600 for fiscal 2026, $8,048,808 for fiscal 2025 and $6,118,560 for fiscal 2024. The grant date fair value of the awards assuming that the highest level of performance will be achieved would be $8,356,920 for fiscal 2026, $17,707,378 for fiscal 2025 and $13,460,832 for fiscal 2024.
(4)    We granted Mr. Gandhi PSUs during fiscal 2024, 2025 and 2026. We estimate the grant date fair value of PSUs for fiscal 2024, 2025 and 2026 using a potential payout of zero to 2.2 shares of common stock based on the Company’s TSR relative to a peer group of companies on the Russell 3000 stock index. The Company estimates the fair value of the PSUs using a Monte Carlo Simulation model which projected TSR for Phreesia and each member of the peer group (i) over the three-year performance period for the 2024 PSUs and (ii) 50% over each of the 2.5-year and three-year performance periods for the 2025 and 2026 PSUs. The grant date fair value for Mr. Gandhi included within the Stock Awards column, based on the probability of outcomes of the awards is $1,285,680 for fiscal 2026, $2,314,011 for fiscal 2025 and $3,967,528 for fiscal 2024. The grant date fair value of the awards assuming that the highest level of performance will be achieved would be $2,828,496 for fiscal 2026, $5,090,825 for fiscal 2025 and $8,728,539 for fiscal 2024.
(5)    We granted Messrs. Roberts and Linetsky PSUs during fiscal 2024, 2025, and 2026. We estimate the grant date fair value of PSUs for fiscal 2024, 2025 and 2026 using a potential payout of zero to 2.2 shares of common stock based on the Company’s TSR relative to a peer group of companies on the Russell 3000 stock index. The Company estimates the fair value of the PSUs using a Monte Carlo Simulation model which projected TSR for Phreesia and each member of the peer group (i) over the three-year performance period for the 2024 PSUs and (ii) 50% over each of the 2.5-year and three-year performance periods for the 2025 and 2026 PSUs. The grant date fair value for Messrs. Roberts and Linetsky included within the Stock Awards column, based on the probability of outcomes of the awards is $1,285,680 for fiscal 2026, $2,314,011 for fiscal 2025 and $3,204,960 for fiscal 2024. The grant date fair value of the awards assuming that the highest level of performance will be achieved would be $2,828,496 for fiscal 2026, $5,090,825 for fiscal 2025 and $7,050,912 for fiscal 2024.
(6)    We granted Ms. Hoffman PSUs during fiscal 2024, 2025, and 2026. We estimate the grant date fair value of PSUs for fiscal 2024, 2025 and 2026 using a potential payout of zero to 2.2 shares of common stock based on the Company’s TSR relative to a peer group of companies on the Russell 3000 stock index. The Company estimates the fair value of the PSUs using a Monte Carlo Simulation model which projected TSR for Phreesia and each member of the peer group (i) over the three-year performance period for the 2024 PSUs and (ii) 50% over each of the 2.5-year and three-year performance periods for the 2025 and 2026 PSUs. The grant date fair value for Ms. Hoffman included within the Stock Awards column, based on the probability of outcomes of the awards is $876,600 for fiscal 2026, $1,074,500 for fiscal 2025 and $1,666,215 for fiscal 2024. The grant date fair value of the awards assuming that the highest level of performance will be achieved would be $1,928,520 for fiscal 2026, $2,363,900 for fiscal 2025 and $3,665,673 for fiscal 2024.
(7)    Salary payments for fiscal 2024 are less than the total cash compensation for that year due to a change in the Company's payroll cadence from bi-monthly payments to bi-weekly in arrears payments in December 2023.

Fiscal 2026 Grants of Plan-Based Awards Table
The following table sets forth certain information with respect to all plan-based awards granted to our NEOs during the fiscal year ended January 31, 2026.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and
Name	Type of Award	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Option Awards ($)
Chaim Indig	PSU (1)	12/05/25	—	—	45,500	130,000	286,000	—	3,798,600
	RSU	12/05/25	—	—	—	—	—	130,000	2,932,800
	1H Bonus (2)	09/11/25	—	—	—	—	—	10,696	272,534
	2H/FY Bonus (2)	01/31/26	—	—	—	45,309	67,963	—	558,772
Balaji Gandhi	PSU (1)	12/05/25	—	—	15,400	44,000	96,800	—	1,285,680
	RSU	12/05/25	—	—	—	—	—	66,000	1,488,960
	1H Bonus (2)	09/11/25	—	—	—	—	—	6,230	158,740
	2H/FY Bonus (2)	01/31/26	—	—	—	26,393	39,590	—	325,493
Evan Roberts	PSU (1)	12/05/25	—	—	15,400	44,000	96,800	—	1,285,680
	RSU	12/05/25	—	—	—	—	—	66,000	1,488,960
	1H Bonus (2)	09/11/25	—	—	—	—	—	6,230	158,740
	2H/FY Bonus (2)	01/31/26	—	—	—	26,393	39,590	—	325,493
David Linetsky	PSU (1)	12/05/25	—	—	15,400	44,000	96,800	—	1,285,680
	RSU	12/05/25	—	—	—	—	—	66,000	1,488,960
	1H Bonus (2)	09/11/25	—	—	—	—	—	3,115	79,370
	2H/FY Bonus (2)	01/31/26	105,000	157,500	—	13,197	19,795	—	162,742
Allison Hoffman	PSU (1)	12/05/25	—	—	10,500	30,000	66,000	—	876,600
	RSU	12/05/25	—	—	—	—	—	45,000	1,015,200
	1H Bonus (2)	09/11/25	—	—	—	—	—	5,192	132,292
	2H/FY Bonus (2)	01/31/26	—	—	—	21,995	32,992	—	271,243
_______________________
(1)On December 5, 2025 the Company granted PSUs to all NEOs. Each award is eligible to vest up to 220% of target based on the Company’s TSR, relative to a peer group of companies on the Russell 3000 stock index. The Company estimates the fair value of the PSUs using a Monte Carlo Simulation model which projected TSR for Phreesia and each member of the peer group (i) over the three-year performance period for the 2024 PSUs and (ii) 50% over each of the 2.5-year and three-year performance periods for the 2025 and 2026 PSUs for the purposes of this table and the Summary Compensation Table. The lowest payout point represented within the threshold column is 35%, with the maximum being 220%. We recognize the grant date fair value of stock-based awards issued as compensation expense on a straight-line basis over the requisite service period, which is generally the vesting period of the award.
(2)Per the Senior Executive Cash Incentive Bonus Plan, non-equity incentive plan awards are paid out in cash based on the performance during fiscal 2026. The payouts of these cash bonuses range from 0%-200% of the target bonus amount, with no minimum amount once exceeding the 0% threshold. For the first half and full fiscal 2026 bonus that were paid out in the second half of fiscal 2026 and first half of fiscal 2027, respectively, each of our NEOs elected at the beginning of fiscal 2026 to receive 100% of their cash bonuses in fully-vested RSUs at a 15% premium to the earned cash amount (subject to a one-year holding period for our Chief Executive Officer and our President, Provider Solutions), except Mr. Linetsky, who elected to receive 50% of his cash bonus in fully-vested RSUs and 50% in cash.

Fiscal 2026 Option Exercises and Stock Vested Table
The following table presents, for each of our NEOs, the shares of our common stock that were acquired upon the exercise of stock options and vesting of RSUs and the related value realized during the fiscal year ended January 31, 2026:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Chaim Indig	99,993	2,480,658	88,480	1,864,119
Balaji Gandhi	—	—	47,508	1,034,139
Evan Roberts	50,000	574,235	54,651	1,137,021
David Linetsky	—	—	45,103	901,264
Allison Hoffman	—	—	44,745	919,480
_______________________
(1)Calculated by multiplying the number of shares of stock released by the fair value of such shares on the release date.

Outstanding Equity Awards at Fiscal 2026 Year-End Table
The following table sets forth information regarding outstanding equity awards held by our NEOs as of January 31, 2026:

		Option Awards(1)					Stock Awards(2)			Equity Incentive Plan Awards
		Number of securities underlying unexercised options
Name	Grant date	exercisable (#)		un-exercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock not vested (#)		Market value of shares or units of stock not vested ($)(3)	Number of unearned shares, units or other rights not vested (#)		Market or payout value of unearned shares, units or other rights not vested ($)(3)
Chaim Indig	03/27/19	389,519	(4)	—	8.03	01/16/29	—		—	—		—
	01/15/23	—		—	—	—	17,650	(5)(6)	237,040	—		—
	01/02/24	—		—	—	—	21,000	(5)(6)	282,030	168,000	(9)	2,256,240
	01/02/25	—		—	—	—	42,254	(5)(7)	567,471	187,793	(10)	2,522,060
	12/05/25	—		—	—	—	130,000	(5)(8)	1,745,900	130,000	(11)	1,745,900
Balaji Gandhi	08/16/19	5,625	(4)	—	26.67	7/7/2029	—		—	—		—
	01/15/23	—		—	—	—	6,530	(5)(6)	87,698	—		—
	03/24/23	—		—	—	—	10,714	(5)(6)	143,889	—		—
	01/02/24	—		—	—	—	11,000	(5)(6)	147,730	88,000	(9)	1,181,840
	01/02/25	—		—	—	—	48,591	(5)(7)	652,577	53,990	(10)	725,086
	12/05/25	—		—	—	—	66,000	(5)(8)	886,380	44,000	(11)	590,920
Evan Roberts	03/27/19	17,690	(4)	—	8.03	01/16/29	—		—	—		—
	01/15/23	—		—	—	—	11,296	(5)(6)	151,705	—		—
	01/02/24	—		—	—	—	11,000	(5)(6)	147,730	88,000	(9)	1,181,840
	01/02/25	—		—	—	—	48,591	(5)(7)	652,577	53,990	(10)	725,086
	12/05/25	—		—	—	—	66,000	(5)(8)	886,380	44,000	(11)	590,920
David Linetsky	01/15/23	—		—	—	—	11,296	(5)(6)	151,705	—		—
	01/02/24	—		—	—	—	11,000	(5)(6)	147,730	88,000	(9)	1,181,840
	01/02/25	—		—	—	—	48,591	(5)(7)	652,577	53,990	(10)	725,086
	12/05/25	—		—	—	—	66,000	(5)(8)	886,380	44,000	(11)	590,920
Allison Hoffman	01/15/23	—		—	—	—	7,766	(5)(6)	104,297	—		—
	01/02/24	—		—	—	—	15,250	(5)(6)	204,808	45,750	(9)	614,423
	01/02/25	—		—	—	—	41,873	(5)(7)	562,354	25,070	(10)	336,690
	12/05/25	—		—	—	—	45,000	(5)(8)	604,350	30,000	(11)	402,900
_______________________
(1)    Stock options granted in 2018 through July 2019 were granted pursuant to our 2018 Stock Option and Grant Plan (the "2018 Plan"). Stock options granted after July 2019 were granted pursuant to our 2019 Plan.
(2)    RSUs were granted pursuant to our 2018 Plan, and RSUs granted after July 2019 were granted pursuant to our 2019 Plan.
(3)    This column represents the aggregate market value of the shares underlying RSUs or PSUs that have not vested as of January 31, 2026, based on the closing price of our common stock, as reported on the NYSE, of $13.43 per share on January 31, 2026, the last trading day of our fiscal year.
(4)    The shares subject to this stock option are fully vested.
(5)    In the event the NEO’s employment is terminated without “cause” or with “good reason” within 24 months of a change in control, 100% of the then-unvested shares subject to the award shall vest and, if applicable, become exercisable as of the NEO’s termination date.

(6)    25% of the RSUs vest on the first anniversary of the grant date, 25% vest on the second anniversary of the grant date, 25% vest on the third anniversary of the grant date, and 25% vest on the fourth anniversary of the grant date, subject to the NEO remaining continuously employed with us through each applicable vesting date.
(7)    10% of the RSUs vest on the first anniversary of the grant date, 20% vest on the second anniversary of the grant date, 30% vest on the third anniversary of the grant date, and 40% vest on the fourth anniversary of the grant date, subject to the NEO remaining continuously employed with us through each applicable vesting date.
(8)    10% of the RSUs vest on the first anniversary of the grant date, 20% vest on the second anniversary of the grant date, 30% vest on the third anniversary of the grant date, and 40% vest on the fourth anniversary of the grant date, subject to the NEO remaining continuously employed with us through each applicable vesting date.
(9)    On January 2, 2024, the Company granted PSUs. Each award shall vest on January 2, 2027, in zero to 2.2 shares of common stock per PSU based on the Company’s TSR relative to a peer group of companies on the Russell 3000 stock index.
(10)    On January 2, 2025, the Company granted PSUs. Each award shall vest on January 2, 2028, in zero to 2.2 shares of common stock per PSU based on the Company’s TSR relative to a peer group of companies on the Russell 3000 stock index.
(11)    On December 5, 2025, the Company granted PSUs. Each award shall vest on December 5, 2028, in zero to 2.2 shares of common stock per PSU based on the Company’s TSR relative to a peer group of companies on the Russell 3000 stock index.

Pension Benefits
Aside from our 401(k) plan, which is described above, we do not maintain any pension plan or arrangement under which our NEOs are entitled to participate or receive post-retirement benefits.
 Nonqualified Deferred Compensation
We do not maintain any nonqualified deferred compensation plans or arrangements under which our NEOs are entitled to participate.

Potential Payments Upon Termination or Change of Control
The following table presents information concerning estimated payments and benefits that would be provided pursuant to the arrangements described above for each of our NEOs serving as of the end of fiscal 2026. The payments and benefits set forth below are estimated assuming that the termination of employment or change in control event occurred on the last business day of fiscal 2026, January 31, 2026, at a per share value of our common stock of $13.43, which was the closing market price per share on January 31, 2026. Payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimated potential payments and benefits.

Name	Benefit	Termination without Cause Not in Connection with a Change in Control ($)	Termination without Cause or with Good Reason in Connection with a Change in Control ($)
Chaim Indig	Cash Severance	1,287,500	1,545,000
	Health Benefits	26,910	26,910
	Equity Acceleration(1)	678,739	2,832,441
	Total	1,993,149	4,404,351
Balaji Gandhi	Cash Severance	700,000	900,000
	Health Benefits	—	—
	Equity Acceleration(1)	467,163	1,918,274
	Total	1,167,163	2,818,274
Evan Roberts	Cash Severance	700,000	900,000
	Health Benefits	1,534	2,300
	Equity Acceleration(1)	459,225	1,838,392
	Total	1,160,759	2,740,693
David Linetsky	Cash Severance	700,000	900,000
	Health Benefits	10,656	15,984
	Equity Acceleration(1)	459,225	1,838,392
	Total	1,169,881	2,754,376
Allison Hoffman	Cash Severance	600,000	775,000
	Health Benefits	—	—
	Equity Acceleration(1)	392,102	1,475,809
	Total	992,102	2,250,809
_______________________

(1)	The value of RSU award vesting acceleration is based on the closing price of $13.43 per share of our common stock as of January 31, 2026. As of January 31, 2026 no individual had unvested stock options.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive "compensation actually paid" to our NEOs by the Company and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis section of this Proxy Statement.

					Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total for PEO ($ in thousands)[1]	Compensation Actually Paid to PEO ($ in thousands)[2]	Average Summary Compensation Table Total for Non-PEO NEOs ($ in thousands)[3]	Average Compensation Actually Paid to Non-PEO NEOs ($ in thousands)[4]	Total Shareholder Return[5]	Peer Group Total Shareholder Return[6]	Net Income ($ in thousands)[7]	Revenue ($ in millions)[8]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2026	$8,078	$(17,943)	$3,398	$(4,641)	$20.57	$160.68	$2,306	$480.59
2025	$10,511	$11,787	$4,125	$4,403	$91.81	$208.62	$(58,527)	$419.81
2024	$8,273	$(240)	$4,252	$1,010	$82.19	$188.24	$(136,885)	$356.30
2023	$7,604	$12,514	$3,664	$5,243	$120.94	$126.57	$(176,146)	$280.91
2022	$8,921	$(15,020)	$3,701	$(209)	$100.61	$150.33	$(118,161)	$213.23

(1) This column represents the amount of total compensation reported for principal executive officer ("PEO") Mr. Indig (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation table. Please refer to the Executive Compensation Tables section of this Proxy Statement.
(2) This column represents the amount of “compensation actually paid” to Mr. Indig, as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid to Mr. Indig during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Indig’s total compensation for each year to determine the “compensation actually paid”.

Fiscal Year	Reported Summary Compensation Table Total for PEO ($ in thousands)(a)	Reported Summary Compensation Table Value of PEO Equity Awards ($ in thousands)(b)	Adjusted Value of Equity Awards ($ in thousands)(c)	Compensation Actually Paid to PEO ($ in thousands)
2026	$8,078	$7,563	$(18,458)	$(17,943)
2025	$10,511	$9,996	$11,272	$11,787
2024	$8,273	$7,778	$(735)	$(240)
2023	$7,604	$7,089	$11,999	$12,514
2022	$8,921	$8,191	$(15,750)	$(15,020)

a.This column represents the amount of total compensation reported for Mr. Indig for each corresponding year in the “Total” column of the Summary Compensation Table. Please refer to the Executive Compensation tables section of this Proxy Statement.
b.This column represents the grant date fair value of equity awards reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year. Please refer to the Executive Compensation tables section of the Company’s Proxy Statement.
c.This column represents an adjustment to the amounts in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year (a “Subject Year”). For a Subject Year, the adjusted amount replaces the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for Mr. Indig to arrive at “compensation actually paid” to Mr. Indig for that Subject Year, as computed in accordance with Item 402(v) of Regulation S-K. The adjusted amount is determined by adding (or subtracting, as applicable) the following for that Subject Year from the amounts reported in the Summary Compensation Table: (i) the year-end fair value of all equity awards granted in the Subject Year that are outstanding and unvested as of the end of the Subject Year (from the end of the prior fiscal year) in fair value (whether positive or negative) of any awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year; (ii) the amount of change as of the end of the Subject Year (from the end of the prior fiscal year) in the fair value of all awards granted in prior years that are outstanding and unvested as of the end of the Subject Year; (iii) for awards that are granted and vest in the Subject Year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest at the end or during the Subject Year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in the fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the Subject Year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the Subject Year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the Subject Year. The amounts added or subtracted to determine the adjusted amount are as follows:

Fiscal Year	Year End Fair Value of Equity Awards Granted in the Year ($ in thousands)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards at FYE Granted in Prior Years ($ in thousands)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($ in thousands)	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($ in thousands)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($ in thousands)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Year ($ in thousands)	Adjusted Value of Equity Awards ($ in thousands)
2026	$4,108	$(20,450)	$273	$(622)	$(1,766)	$—	$(18,458)
2025	$9,922	$2,063	$228	$121	$(1,062)	$—	$11,272
2024	$7,189	$(6,297)	$679	$(1,735)	$(585)	$—	$(735)
2023	$6,637	$3,691	$686	$1,072	$—	$—	$11,999
2022	$7,266	$(15,645)	$—	$(7,897)	$—	$—	$(15,750)

The fair value or change in fair value, as applicable, of equity awards was determined by reference to (1) for RSU awards, the closing price of our common stock on the applicable measurement date and (2) for market-conditioned PSU awards, a Monte Carlo simulation as of the applicable measurement date. For stock options, the fair value or change in fair value, as applicable, was determined by reference to the closing price of our common stock on the applicable measurement date as the current market price.
(3) This column represents the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Indig) in the “Total” column of the Summary Compensation table in each applicable year. Please refer to the Executive Compensation Tables section of the Company’s Proxy Statement for the applicable year. The names of each of the NEOs (excluding Mr. Indig) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for fiscal 2026 and 2025, Messrs. Gandhi, Roberts, Linetsky and Ms. Hoffman; (ii) for fiscal 2024, Randy Rasmussen (our former Chief Financial Officer), Messrs. Gandhi, Roberts, Linetsky and Ms. Hoffman; (iii) for fiscal 2023, Messrs. Rasmussen, Roberts and Linetsky and Michael Davidoff; and (iv) for fiscal 2022, Messrs. Rasmussen, Thomas Altier (our former Chief Financial Officer), Roberts and Linetsky and Ms. Hoffman.
(4) This column represents the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Indig), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Indig) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Indig) for each year to determine the compensation actually paid, using the same adjustment methodology described above in Note 2(c):

Fiscal Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($ in thousands)(a)	Average Reported Summary Compensation Table Value of Non-PEO NEO Equity Awards ($ in thousands)(b)	Average Non-PEO NEO Adjusted Value of Equity Awards ($ in thousands)(c)	Average Compensation Actually Paid to Non-PEO NEOs ($ in thousands)
2026	$3,398	$2,957	$(5,081)	$(4,641)
2025	$4,125	$3,688	$3,966	$4,403
2024	$4,252	$3,285	$176	$1,010
2023	$3,664	$3,238	$4,817	$5,243
2022	$3,701	$3,281	$(629)	$(209)

a.This column represents the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Indig) in the “Total” column of the Summary Compensation Table in each applicable year. Please refer to the Executive Compensation tables section of the Company’s Proxy Statement for the applicable year.
b.This column represents the average of the total amounts reported for the NEOs as a group (excluding Mr. Indig) in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table in each applicable year. Please refer to the Executive Compensation tables section of the Company’s Proxy Statement for the applicable year.
c.This column represents an adjustment to the average of the amounts reported for the NEOs as a group (excluding Mr. Indig) in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table in each applicable year determined using the same methodology described above in Note 2(c). For each year, the adjusted amount replaces the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for each NEO (excluding Mr. Indig) to arrive at “compensation actually paid” to each NEO (excluding Mr. Indig) for that year, which is then averaged to determine the average “compensation actually paid” to the NEOs (excluding Mr. Indig) for that year. The amounts added or subtracted to determine the adjusted average amount are as follows:

Fiscal Year	Average Year End Fair Value of Equity Awards Granted in the Year ($ in thousands)	Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards at FYE Granted in Prior Years ($ in thousands)	Average Fair Value as of Vesting Date of Equity Awards Granted in the Year and Vested in the Year ($ in thousands)	Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($ in thousands)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($ in thousands)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Year ($ in thousands)	Adjusted Average Value of Equity Awards ($ in thousands)
2026	$1,649	$(5,849)	$132	$(353)	$(660)	$—	$(5,081)
2025	$3,748	$399	$111	$33	$(325)	$—	$3,966
2024	$3,010	$(2,395)	$310	$(620)	$(102)	$—	$176
2023	$3,035	$1,463	$318	$29	$—	$—	$4,817
2022	$2,683	$(2,980)	$—	$(537)	$—	$—	$(629)

(5) This column represents cumulative Company total TSR. TSR is calculated by dividing the sum of the cumulative amount of dividends for each measurement period (fiscal 2021-2022, fiscal 2022-2023, fiscal 2023-2024, fiscal 2024-2025 and fiscal 2025-2026), assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(6) This column represents cumulative peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated, and otherwise computed in accordance with Note 5. The peer group used for this purpose is the following published industry index: S&P 1500 Composite Software & Services Index.
(7) This column represents the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8) This column represents the amount of revenue reflected in the Company’s audited financial statements for the applicable year.

Financial Performance Measures

As described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program reflects a pay-for-performance philosophy. The metrics that the Company uses for our bonus plan are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

a.Revenue
b.Adjusted EBITDA

Analysis of the Information Presented in the Pay versus Performance Table

As described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program reflects a pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance (as described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement), not all of those Company measures are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

CEO PAY RATIO DISCLOSURE
For fiscal 2026, the median of the annual total compensation of all employees of the Company, excluding our Chief Executive Officer, was $75,005, and the annual total compensation of our Chief Executive Officer was $8,077,706. Based on this information, for fiscal 2026, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was 108 to 1 (the “CEO Pay Ratio”).
To identify our median employee, we reviewed the compensation of all of our full-time employees, excluding our Chief Executive Officer, as of January 31, 2026, the last day of our fiscal year. Our employee population consisted of individuals (other than our Chief Executive Officer) working at our parent company and consolidated subsidiaries in the U.S., Canada and India. We do not have any part-time employees.
We used annual base salary, actual bonus, actual commissions and the grant date fair value of equity awards for the fiscal year ended January 31, 2026 to identify our median employee. We annualized compensation for any full-time employees who commenced work during fiscal 2026 to reflect a full year. Equity awards granted during the year were included using the same methodology we use for our NEOs in our fiscal 2026 Summary Compensation Table. We did not make any cost-of-living adjustment. Once we identified our median employee, we calculated annual total compensation for this employee using the same methodology we use for our NEOs as set forth in our fiscal 2026 Summary Compensation Table.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the CEO Pay Ratio based on that employee’s total annual compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to our CEO Pay Ratio, as other companies have different employee populations and compensation practices and may employ different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of January 31, 2026 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders(1)	7,209,007	$0.72	(2)	6,714,434	(3)
Equity compensation plans not approved by stockholders	5,896	—		485,217	(4)
Total	7,214,903	$1.30		7,199,651
_______________________
(1)Includes the following plans: our Amended and Restated 2006 Stock Option and Grant Plan, our 2018 Plan, our 2019 Plan and our ESPP. PSUs are calculated at the 220% maximum payout point, which may exceed the actual shares issued upon vesting.
(2)Excludes 3,492,962 and 2,966,192 shares subject to RSUs and PSUs outstanding respectively as of January 31, 2026, as such shares have no exercise price.
(3)Represents the number of securities remaining available for future issuance under our 2019 Plan and the ESPP. The number of shares available for issuance under our 2019 Plan is subject to an annual increase on the first day of each fiscal year equal to five percent (5%) of the number of shares of common stock issued and outstanding on the immediately preceding January 31st, or such lesser number of shares of common stock as determined by the Administrator (as defined in our 2019 Plan).
(4)Represents the number of securities remaining available for issuance under our 2023 Inducement Award Plan (the "Inducement Plan"). The Inducement Plan was adopted without shareholder approval pursuant to Rule 303A.08 of the New York Stock Exchange Company Listing Manual. The Inducement Plan provides for the grant of equity-based awards, including RSUs, and its terms are substantially similar to our shareholder-approved 2019 Plan. In accordance with Rule 303A.08, awards under the Inducement Plan may only be made to individuals not previously employees or non-employee directors of the Company (or following such individuals’ bona fide period of interruption of employment with the Company), and as an inducement material to the individuals’ entry into employment with the Company.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information available to us with respect to the beneficial ownership of our capital stock as of April 24, 2026, for:
1.    each of our NEOs for fiscal 2026;
2.    each of our directors;
3.    all of our current directors and executive officers as a group; and
4.    each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of percentage ownership of our common stock on 61,773,963 shares of our common stock outstanding on April 24, 2026. We have deemed shares of our capital stock subject to stock options that are currently exercisable or exercisable within 60 days of April 24, 2026 to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We have deemed shares of our capital stock subject to restricted stock units ("RSUs"), for which the service condition has been satisfied or would be satisfied within 60 days of April 24, 2026 to be outstanding and to be beneficially owned by the person holding the RSUs for the purpose of computing the percentage ownership of that person. However, we did not deem these shares subject to stock options or RSUs outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is
c/o Phreesia, Inc., 1521 Concord Pike, Suite 301, PMB 221, Wilmington, DE 19803.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
BlackRock, Inc. (1)	4,120,656	6.7%
Pale Fire Capital SE (2)	8,924,329	14.4%
Vanguard Portfolio Management (3)	3,484,358	5.6%
Named Executive Officers and Directors:
Chaim Indig (4)	1,823,210	2.9%
Balaji Gandhi (5)	25,078	*
Evan Roberts (6)	723,304	1.2%
David Linetsky (7)	95,648	*
Allison Hoffman (8)	47,420	*
Michael Weintraub (9)	199,567	*
Edward Cahill (10)	50,252	*
Lisa Egbuonu-Davis, M.D. (11)	12,052	*
Lainie Goldstein (12)	11,291	*
Jon Kessler	—	—
Gillian Munson (13)	52,312	*
Ramin Sayar (14)	26,735	*
Mark Smith, M.D. (15)	57,303	*
All current executive officers and directors as a group (14 persons) (16)	3,238,204	5.2%
___________________
* Represents less than one percent (1%).
(1)    This information is as of March 31, 2025, and is based solely on a Schedule 13G/A filed by BlackRock, Inc. ("BlackRock") with the SEC on April 17, 2025. BlackRock reported that it has sole dispositive power over all of the shares and sole voting power over 4,060,526 shares. The mailing address of BlackRock, Inc. is 50 Hudson Yards, New York, New York, 10001.
(2)    This information is as of March 31, 2026, and is based solely on a Schedule 13D/A filed by Pale Fire Capital SE (“Pale Fire Capital”) with the SEC on April 2, 2026 on behalf of itself and its affiliates, Pale Fire Capital SICAV a.s. (“PFC SICAV”), Pale Fire Capital investicni spolecnost a.s. (“PFC IS”), Dusan Senkypl, and Jan Barta (collectively, the “Pale Fire Capital Beneficial Owners”). PFC SICAV directly beneficially owns the indicated shares. PFC IS is the investment manager of PFC SICAV, Pale Fire Capital is the control person and sole shareholder of each of PFC SICAV and PFC IS, Mr. Senkypl is a control person and Chairman of the Board of Pale Fire Capital and Mr. Barta is a control person and Chairman of the supervisory board of Pale Fire Capital and Chief Investment Officer of PFC IS. Each of the Pale Fire Capital Beneficial Owners reported that it has sole voting power and sole dispositive power over none of the shares, and shared voting power and shared dispositive power over all of the shares. The mailing address of Pale Fire Capital is Zatecka 55/14, Josefov, Prague, 2N, 110 00.
(3)    This information is as of March 31, 2026, and is based solely on a Schedule 13G filed by Vanguard Portfolio Management with the SEC on April 29, 2026. Vanguard Portfolio Management reported having sole voting power over 149,237 shares, shared voting power over no shares, sole dispositive power over 3,484,358 shares, and shared dispositive power over no shares. Vanguard Portfolio Management, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. The principal business address of Vanguard Portfolio Management is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(4)     Consists of (i) 1,433,691 shares of common stock, including 255,000 shares of common stock held by a family trust of which Mr. Indig's sister-in-law is the investment advisor and distribution advisor and of which members of Mr. Indig's immediate family are the sole beneficiaries, and (ii) 389,519 shares of common stock underlying stock options exercisable within 60 days of April 24, 2026.
(5)    Consists of (i) 19,453 shares of common stock and (ii) 5,625 shares of common stock underlying stock options exercisable within 60 days of April 24, 2026.
(6)    Consists of (i) 705,614 shares of common stock and (ii) 17,690 shares of common stock underlying stock options exercisable within 60 days of April 24, 2026.
(7)    Consists of (i) 95,276 shares of common stock (of which 8,107 are held by Mr. Linetsky's spouse), (ii) 87 shares of common stock underlying RSUs held by Mr. Linetsky's spouse that will vest within 60 days of April 24, 2026 and (iii) 285 shares of common stock underlying stock options held by Mr. Linetsky's spouse exercisable within 60 days of April 24, 2026.
(8)    Consists of 47,420 shares of common stock.
(9)    Consists of (i) 189,027 shares of common stock, including 30,795 shares of common stock held in the Michael Weintraub 2023 Qualified Annuity Trust (the "GRAT") and 6,703 shares of common stock held in the Weintraub Family 2017 Irrevocable Trust (the "2017 Trust"), and (ii) 10,540 shares of common stock underlying stock options exercisable within 60 days of April 24, 2026. The GRAT is a grantor retained annuity trust of which Mr. Weintraub is the trustee and of which the 2017 Trust is the beneficiary. Members of Mr. Weintraub's immediate family are the sole beneficiaries of the 2017 Trust.
(10)    Consists of 50,252 shares of common stock.
(11)    Consists of 12,052 shares of common stock.
(12)    Consists of 11,291 shares of common stock.
(13)    Consists of (i) 10,216 shares of common stock and (ii) 42,096 shares of common stock underlying stock options exercisable within 60 days of April 24, 2026.
(14)    Consists of 26,735 shares of common stock.
(15)    Consists of (i) 6,110 shares of common stock and (ii) 51,193 shares of common stock underlying stock options exercisable within 60 days of April 24, 2026.
(16)    Consists of (i) 2,710,725 shares of common stock, (ii) 87 shares of common stock underlying RSUs that will vest within 60 days of April 24, 2026 and (iii) 527,392 shares of common stock underlying stock options exercisable within 60 days of April 24, 2026.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the sections titled "Executive Compensation" and “Non-Employee Director Compensation,” the following is a description of each transaction since the beginning of our last fiscal year and each currently proposed transaction in which:
1.    we have been or are to be a participant;
2.    the amount involved exceeded or exceeds $120,000; and
3.    any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.
Commercial agreements with related parties
Jazz Pharmaceuticals
During the fiscal year ended January 31, 2026, we entered into statements of work with an advertising company for advertisements placed by Jazz Pharmaceuticals plc ("Jazz"), pursuant to which we recognized revenue of approximately $1.1 million. Mark Smith, M.D., one of our independent directors, also serves on the board of directors of Jazz. We believe that the terms obtained and consideration paid to us in connection with these statements of work are comparable to terms available and amounts we would have obtained in an arm's length transaction.
Employment of a family member
The spouse of David Linetsky, our President, Network Solutions, is a non-executive officer employee of Phreesia. Mr. Linetsky has been an employee of Phreesia since 2008 and an executive officer since July 2019. His spouse has been an employee of Phreesia since 2018. Her fiscal 2026 base salary was approximately $235,000, and she received a variable cash bonus of approximately $17,083 and RSU awards of approximately $61,511, which included any RSUs elected as part of her cash incentive bonus payout. She also received benefits generally available to all employees. The compensation for this employee was determined in accordance with our standard employment and compensation practices applicable to employees with similar responsibilities and positions.
Board chair agreement
We entered into a Board Chairman Agreement with Michael Weintraub, the Chair of our Board. Pursuant to the agreement, Mr. Weintraub agreed to perform advisory and related services to and for us in his capacity as Chair. The effective date of the Board Chairman Agreement is March 12, 2018. Mr. Weintraub’s services commenced as of the effective date. The Board Chairman Agreement will terminate effective upon the end of Mr. Weintraub's term as director. See the section titled “Non-Employee Director Compensation” for information regarding compensation paid to Mr. Weintraub pursuant to the Board Chairman Agreement.
Indemnification of officers and directors
Our Seventh Amended and Restated Certificate of Incorporation, as amended, contains provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors and officers will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors and officers, except liability for the following:
•any breach of their duty of loyalty to our Company or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•for our directors, unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law;
•any transaction from which they derived an improper personal benefit; or
•for our officers, any derivative action by or in the right of the Company.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors and officers of corporations, then the personal liability of our directors and officers will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, our bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are included in our Seventh Amended and Restated Certificate of Incorporation, as amended, our bylaws and in indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Policies and procedures for related party transactions
Our audit committee charter provides that our audit committee has the primary responsibility for reviewing and approving or disapproving "related party transactions," which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members.

OTHER MATTERS
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for fiscal 2026, all required reports were filed on a timely basis under Section 16(a), with the exception of the following:
1.One late Form 4 was filed for David Linetsky to report one transaction by Mr. Linetsky's spouse that was not previously reported.
Stockholders Sharing the Same Address
The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of proxy materials, or, where applicable, a Notice of Internet Availability of Proxy Materials, to households at which two or more stockholders reside. Each stockholder, however, still receives a separate proxy card if such stockholder receives paper copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other nominee and have consented to householding will receive only one copy of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials. If you would like to opt out of this practice for future mailings and receive a separate proxy statement and annual report or Notice of Internet Availability of Proxy Materials for each stockholder sharing the same address, please contact your broker, bank or other nominee. You may also obtain a separate proxy statement or annual report or Notice of Internet Availability of Proxy Materials without charge by sending a written request to Phreesia, Inc., 1521 Concord Pike, Suite 301, PMB 221, Wilmington, DE 19803 and by emailing a request to proxy@phreesia.com. We will promptly send additional copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials can request delivery of a single copy of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials by contacting their broker, bank or other nominee or sending a written request to Phreesia, Inc. at the address above and by emailing a request to proxy@phreesia.com.
2026 Annual Report and SEC Filings
Our financial statements for the fiscal year ended January 31, 2026 are included in our 2026 Annual Report, which we will make available to stockholders at the same time as this Proxy Statement. Our 2026 Annual Report and this Proxy Statement are posted on our website at ir.phreesia.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our 2026 Annual Report without charge by sending a written request to Investor Relations, Phreesia, Inc., 1521 Concord Pike, Suite 301, PMB 221, Wilmington, DE 19803 and by emailing a request to proxy@phreesia.com.
*   *   *
Our Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

THE BOARD OF DIRECTORS
Wilmington, DE
May 14, 2026

PHREESIA, INC.
1521 CONCORD PIKE, SUITE 301-221
WILMINGTON, DE 19803

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 23, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PHR2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 23, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V95686-P52983

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PHREESIA, INC.

The Board of Directors recommends you vote "FOR" the following:

	For All	Withhold All	For All Except
1. To elect two Class I directors to serve until our 2029 Annual Meeting of Stockholders and until their successors are duly elected and qualified:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Chaim Indig
02) Jon Kessler

The Board of Directors recommends you vote "FOR" the following proposals:

NOTE: Your proxy holder may vote in their discretion upon any other matters as may properly come before the meeting or any adjournments, continuations or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, this Proxy Card, Phreesia, Inc.'s Annual Report on Form 10-K and any other proxy materials are available at www.proxyvote.com.

V95687-P52983

PHREESIA, INC.
Annual Meeting of Stockholders
June 24, 2026 9:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Allison Hoffman and Balaji Gandhi, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PHREESIA, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders (the "Annual Meeting") to be held virtually at www.virtualshareholdermeeting.com/PHR2026 on June 24, 2026 at 9:00 AM Eastern Time, and any adjournments, continuations or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations (i) "FOR" the election of each of the nominees for director, (ii) "FOR" the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027, (iii) "FOR" the approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as disclosed in the Proxy Statement, and (iv) in the discretion of the proxies, upon any other matters as may properly come before the Annual Meeting or any adjournment, continuation or postponement thereof.

Continued and to be signed on reverse side